SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM SB-2

                            Registration Statement
                                     Under
                          The Securities Act of 1933

                              DATASCENSION, INC.
                (Name of small business issuer in its charter)



            NEVADA                         5735                87-0374623
(State or other jurisdiction of(Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)



		6330 McLeod Drive, Suite 1, Las Vegas, Nevada  89120
		(Address of principal executive offices)     (Zip code)

 Registrant's Address and Telephone number, including area code: 702-262-2061

                                Murray Conradie
                            Chief Executive Officer
                          6330 McLeod Drive, Suite 1
                           Las Vegas, Nevada  89120
                                (702) 262-2061

           (Name, address and telephone number of Agent for Service)

                         Copies of communications to:

                             Owen Naccarato, Esq.
                            Naccarato & Associates
                          18301 Von Karman, Suite 430
                           Irvine, California 92612
                                (949) 851-9261

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



CALCULATION OF REGISTRATION FEE

Title of each class             Amount to   Proposed maximum   Proposed maximum     Exercise   Proceeds   Amount of
of securities to be                be       offering price    aggregate offering    price per   to DSEN  registration
registered                    registered(1)   per share (2)          price (2)         share (2)                fee
Common  Shares, par value
$.001 underlying
secured convertible debenture   9,875,000       $.30               $2,962,500                              $375.68
                                  (3)

Shares underlying warrants      3,125,000                                              $.30     $937,500   $118.78
                                 (4)
Total Registration Fee                                                                                     $494.46

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of a convertible debentures the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and the exercise of the warrants as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations and the number of shares of common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments. Should the conversion ratio of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)Estimated solely for the purpose of determining the registration fee.

(3)Common stock issuable upon conversion of an aggregate of $1,875,000 in convertible debentures issued in connection with a November 2004 financing including a 50% reserve and one year interest at a fixed conversion price of $.30 per share.

(4)Common stock issuable upon the conversion of warrants issued in relation to the funding.






                             ---------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED January 5, 2004

                       13,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 13,000,000 shares of Datascension Inc.'s ("DSEN") common stock, including an aggregate sum of 9,875,000 shares of common stock issuable upon conversion of secured convertible debentures, which includes a 50% reserve and one year interest, and 3,125,000 shares issuable upon the exercise of warrants to the following : 2,426,666 shares of common stock issuable to Alpha Capital Aktiengesellschaft, 3,640,000 shares of common stock issuable to Longview Equity Fund LP, and 5,373,334 shares of common stock issuable to Longview Fund, LP, 1,560,000 shares of common stock issuable to Longview International Equity Fund, LP.

On November 17, 2004, DSEN issued an aggregate of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement") to the following: $350,000 Convertible Debenture to Alpha Capital Aktiengesellschaft, $525,000 Convertible Debenture to the Longview Equity Fund LP, $775,000 Convertible Debenture to the Longview Fund LP., and $225,000 Convertible Debenture to the Longview International Equity Fund, LP. DSEN shall reduce the principal amount of the note by 1/32nd per month starting 120 days after the closing, payable in cash or registered stock as described below. If such amortization is in cash, the payment will be at 104% of the monthly principal amortization amount.

If the note holders or DSEN converts any stock prior to any monthly amortization payment, those conversions will be credited toward the next monthly principal amortization and interest payment due. Any conversions above the monthly principal amortization and interest payment due amount will be credited towards future required payments.

The note holders and DSEN must convert the principal amortization and interest payments through common stock if the market price for the stock at the time of payment is 15% above the fixed conversion price of $.30 per share.

If the market price of the stock is 1) at or below 15% above the fixed Conversion Price or 2) below the fixed $.30 fixed conversion price at the time of payment, then DSEN may elect to pay the principal amortization in stock at a price equal to 85% of the average of the five (5) lowest closing bid prices of the stock over the previous twenty (20) trading days.

Each subscriber of convertible debentures (Alpha Capital Aktiengesellschaft, Longview Equity Fund LP, Longview Fund LP and Longview International Equity Fund, LP shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the Subscriber and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Subscriber and its affiliates of more than 4.99% of the outstanding shares of common stock of DSEN on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The foregoing limitation shall be calculated as of each Conversion Date. Aggregate Conversions over time shall not be limited to 4.99%. The Holder may void the Conversion Share limitation upon 61 days prior notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "DSEN". On January 4, 2005, the closing bid price of our Common Stock on the OTC Bulletin Board was $0.60.

DSENs shares of Common Stock are "penny stocks" as defined in the Securities Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. See the "Risk Factors" section beginning on page 16 of this Prospectus discussing the applicability of the "Penny Stock Rules" to transactions in DSEN's securities.

Investing in these securities involves significant risks. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 5, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS



                        Section Title                         Page No.
Summary of Information in the Prospectus                         6
Risk Factors                                                     9
Dividend Policy                                                  16
Dilution                                                         16
Use of Proceeds                                                  17
Market for Common Equity and Related Stockholder Matters         18
Management's Discussion and Analysis or Plan of Operations       20
Our Business                                                     25
Management                                                       28
Executive Compensation                                           30
Security Ownership of Certain Beneficial Owners and Management   32
Certain Relationships and Related Transactions                   32
Description of Securities                                        33
Selling Stockholders                                             34
Plan of Distribution                                             36
Legal Proceedings                                                38
Experts                                                          38
Legal Matters                                                    38
Other Available Information                                      38
Financial Statements                                            F-1
Indemnification                                                  40

                              PROSPECTUS SUMMARY

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "RISK FACTORS" and the section entitled "FINANCIAL STATEMENTS".

Unless otherwise indicated, this Prospectus assumes that any of DSEN's outstanding options or warrants have not been exercised into shares of DSEN's Common Stock.

                              DATASCENSION, INC.

Datascension, Inc. ("DSEN"), was incorporated under the laws of the State of Nevada, on August 23, 1991, under the name Swiss Technique, Inc. On March 3, 1995 Datascension, Inc. changed its name from Swiss Technique, Inc., to Nutek, Inc. and on January 5th, 2004, its name was changed to its present name, Datascension, Inc.

Datascension, Inc. is engaged in multiple business activities, which include the following:

(A) Datascension International Inc., which conducts telephone market research and provides data entry services for third parties;

(B) Century Innovations Inc., which markets a patented safety product that replaces standard light switch cover plates that automatically provide illumination in the event of a power failure; a patented plastic buffet plate that allows the user to hold both a plate and cup in one hand and the productions of plastic wall clocks;

(C) SRC International Inc., which produces plastic coverings for metal rails.

For the nine months ended September 30, 2004, we generated revenues in the amount of $6,380,487 and net income of $12,930. In addition, for the year ended December 31, 2003, we generated revenue in the amount of $7,057,087 and net income before contingencies of $154,605 with a net loss after contingencies of $182,895. Our accumulated deficit for the year ended December 31, 2003 was ($5,126,848).

DSEN's mailing address is: 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120, phone number: 702-262-2061. DSEN's websites can be found at: www.tekplate.com and www.datascension.com.
					6

THE OFFERING

Securities   Up to 13,000,000 including i) up to 9,875,000 shares of
Offered by   common stock underlying convertible debentures in the amount of
Selling      $1,875,000, and  ii)  up  to  3,125,000  shares  of  common
Shareholders stock issuable upon the exercise of purchase warrants at an
	     exercise price of $.30 per share.

Common Stock Outstanding after the offereing      Up to 28,944,790 Shares

Offering     The selling shareholders can sell the shares at any price.
Price

Use of       This prospectus relates to shares of DSEN's common stock that
Proceeds     may be offered and sold from time to time by the selling
	     stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for   Our Common Stock is quoted on the Over-the Counter Bulletin
our Common   Board, also called OTCBB, under the trading symbol "DSEN".
Stock        The market for our Common Stock is highly volatile. We can
	     provide no assurance that there will be a market in the future for our Common Stock.



The above information regarding common stock to be outstanding after the offering is based on 15,944,790 (post-split) shares of common stock outstanding as of September 30, 2004 and assumes the subsequent conversion of the aggregate sum of $1,875,000 in issued convertible debentures and the exercise of warrants.

On November 17, 2004, DSEN issued an aggregate sum of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement"). DSEN shall reduce the principal amount of the note by 1/32nd per month starting 120 days after the closing, payable in cash or registered stock as described below. If such amortization is in cash, the payment will be at 104% of the monthly principal amortization amount.

If the note holders or DSEN converts any stock prior to any monthly amortization payment, those conversions will be credited toward the next monthly principal amortization and interest payment due. Any conversions above the monthly principal amortization and interest payment due amount will be credited towards future required payments.

The note holders and DSEN must convert the principal amortization and interest payments through common stock if the market price for the stock at the time of payment is 15% above the fixed conversion price of $.30 per share.

If the market price of the stock is 1) at or below 15% above the fixed Conversion Price or 2) below the fixed $.30 fixed conversion price at the time of payment, then DSEN may elect to pay the principal amortization in stock at a price equal to 85% of the average of the five (5) lowest closing bid prices of the stock over the previous twenty (20) trading days.

Each subscriber of convertible debentures (Alpha Capital Aktiengesellschaft, Longview Equity Fund LP, Longview Fund LP and Longview International Equity Fund, LP shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the Subscriber and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Subscriber and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The foregoing limitation shall be calculated as of each Conversion Date. Aggregate Conversions over time shall not be limited to 4.99%. The Holder may void the Conversion Share

					7

limitation upon 61 days prior notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

                                 RISK FACTORS

An investment in shares of DSEN's Common Stock involves a high degree of risk. You should carefully consider the following information, which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy DSEN's common stock. If any of the following risks actually occur, DSEN's business would likely suffer. In these circumstances, the market price of DSEN's common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS:

EFFORTS TO EXPAND OPERATIONS THROUGH DEVELOPING NEW SERVICES, FEATURES AND FUNCTIONS MAY DRAIN CAPITAL RESOURCES IF NOT SUCCESSFUL

      There can be no assurance that DSEN will be able to expand its operations in a cost-effective or timely manner or that any such efforts would maintain or increase overall market value and acceptance. Furthermore, any new business launched by DSEN that is not favorably received by consumers could drain DSEN of needed capital, damage DSEN's reputation and diminish the value of its brand name.

      Expansion of DSEN's operations would require significant expenditure for development, operation setup, and training of DSEN's management, financial and operational resources. Any lack of market acceptance of DSEN's products or services would result in the inability to generate satisfactory revenues and to offset its costs of the expansion, which could have a material adverse effect on DSEN's results of operations and financial condition.

EFFORTS TO ESTABLISH BRAND IDENTITY IS COSTLY AND FAILURE TO SUCCEED COULD ADVERSELY AFFECT DSEN'S ABILITY TO GROW.

      DSEN believes that establishing and maintaining brand identity is a critical aspect of its efforts to attract new customers. In order to attract new customers, advertisers and commerce vendors, and in response to competitive pressures, DSEN intends to make a commitment to the creation and maintenance of brand loyalty among these groups. DSEN plans to accomplish this, although not exclusively, through advertising its products and services through its Web site, through the various search engines, through other Web sites and marketing its site to businesses and customers through e-mail, online media, trade publications, trade shows and other marketing and promotional efforts.

      There can be no assurance that brand promotion activities will yield increased revenues or that any such revenues would offset the expenses incurred by DSEN in building its brands. If DSEN fails to promote and maintain its brand or incurs substantial expenses in an attempt to promote and maintain its brand or DSEN's existing or future strategic relationships fail to promote DSEN's brand or increase brand awareness, DSEN's business, results of operations and financial condition would be materially adversely affected.

THERE ARE COMPETITIVE FACTORS THAT MAY HAVE AN ADVERSE IMPACT ON DATASCENSION INC'S OPERATIONS.

Competitive pressures could harm our financial performance.

      The market for customer contact services and market research is highly fragmented and very competitive. In certain segments of the industry, however, the customer contact services and market research industries have begun to experience a degree of consolidation, and the development of major customer contact center companies has resulted in an additional level of competition from service providers that have greater name recognition, larger installed customer bases, and significantly greater financial, technical, and marketing resources than we have. Large established enterprise software companies may leverage their existing relationships and capabilities to offer customer service applications. In other instances, many large companies provide their own in-house customer care support and customer training. Also, a number of existing companies have experienced rapid internal growth, and several of these companies have been active in acquiring smaller regional customer contact services and call center companies and are becoming major competitors with a measurable share of this rapidly expanding market. If our competitors provide more efficient or less expensive services, we may lose market share and revenues.

OUR CLIENTS MAY ADOPT TECHNOLOGIES THAT DECREASE THE DEMAND FOR OUR SERVICES, WHICH COULD REDUCE OUR REVENUES AND SERIOUSLY HARM OUR BUSINESS.

      We target clients with a high need for our market research services and we depend on their continued need of our services, especially our major clients who generate the substantial majority of our revenues. However, over time, our clients may adopt new technologies that decrease the need for live customer interaction, such as interactive voice response, web-based research and other technologies used to automate interactions with interviewers. The adoption of such technologies could reduce the demand for our services, pressure our pricing, cause a reduction in our revenues and harm our business.

WE SERVE MARKETS THAT ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

      We currently face significant competition for outsourced market research services and expect that competition will increase. We believe that, in addition to prices, the principal competitive factors in our markets are service quality and interviewing skills, the ability to develop customized solutions and technological and industry expertise. While numerous companies provide market research services, we believe our principal competitors include our clients' own in-house market research groups, including, in some cases, in-house groups operating offshore, offshore outsourcing companies and U.S.-based outsourcing companies. The trend toward offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. These competitors may include entrants from the communications industries or entrants in geographic locations with lower costs than those in which we operate.

      We have existing competitors, and may in the future have new competitors, with greater financial, personnel and other resources, longer operating histories, more technological expertise, more recognizable brand names and more established relationships in industries that we currently serve or may serve in the future. Increased competition, our inability to compete successfully against current or future competitors, pricing pressures or loss of market share could result in increased costs and reduced operating margins, which could harm our business, operating results, financial condition and future prospects.

MANY OF OUR CONTRACTS CAN BE TERMINATED BY OUR CLIENTS ON SHORT NOTICE AND IN MANY CASES WITHOUT PENALTY. WE ALSO GENERALLY DO NOT HAVE EXCLUSIVE ARRANGEMENTS WITH OUR CLIENTS OR A MINIMUM REVENUE COMMITMENT FROM OUR CLIENTS, WHICH CREATES UNCERTAINTY ABOUT THE VOLUME OF SERVICES WE WILL PROVIDE AND THE AMOUNT OF REVENUES WE WILL GENERATE FROM ANY OF OUR CLIENTS.

      We typically enter into written agreements with each client for our services. We seek to sign multi-year contracts with our clients, but many of our contracts permit our clients to terminate the contracts upon short notice. The volume and type of services we perform for specific clients may vary from year to year, particularly since in many cases we are not the exclusive provider of outsourcing services to our clients. A client in one year may not provide the same level of revenues in a subsequent year. Many of our clients may terminate their contracts with us before their expiration with no penalties or limited penalties.

      Many of our clients could terminate their relationship with us or reduce their demand for our services due to a variety of factors, including factors that are unpredictable and outside of our control. The services we provide to a client could be reduced if the client were to change its outsourcing strategy. Clients may move more market research functions in-house, to an affiliated outsourcing provider or to one of our competitors. Clients may reduce spending on outsourcing services due to changing economic conditions or financial challenges, or political or public relations pressures to reduce or eliminate offshore outsourcing of business processes. If our clients are not successful or if they experience any significant decrease in their businesses, the amount of business they outsource and the prices that they are willing to pay for such services may be diminished and likely would result in reduced revenues for us. Any reduction in revenues would harm our business, negatively affect operating results and may lead to a decline in the price of our common stock.

WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS AND FUTURE PROSPECTS ARE DIFFICULT TO EVALUATE.

      Due to our limited operating history, especially in Costa Rica where we consolidated our market research operations in 2002, our business and future prospects are difficult to evaluate. We are exploring opportunities to provide other outsourced services that we have not provided to date. You should consider the challenges, risks and uncertainties frequently encountered by early-stage companies using new and unproven business models in rapidly evolving markets. These challenges include our ability to:

      *     attract and retain clients;

      *     attract   and   retain   key   personnel  and  customer  management
professionals;

      *     generate  sufficient  revenues  and   manage   costs   to  maintain
profitability;

      *     manage growth in our operations; and

      *     access additional capital when required and on reasonable terms.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL RAPIDLY AND WITHOUT NOTICE.

      Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, including:

      * the addition or loss of a major client and the volume of services provided to our major clients;

      * the extent to which our services achieve or maintain market acceptance, which may be affected by political and public relations reactions to offshore outsourcing;

      * our ability to introduce new or enhanced services to our existing and prospective clients and to attract and retain new clients;

      *     long sales cycles and fluctuations in sales cycles;

      * the extent to which we incur expenses in a given period in anticipation of increased demand in future periods, and the extent to which that demand materializes;

      * changes in our pricing policies or those of our competitors, as well as increased price competition in general;

      * variation in demand for our services and the services or products of our major clients, particularly clients in the travel and hospitality industry; and

      * the introduction of new or enhanced services by other outsourced service providers.

      Results of operations in any quarterly period should not be considered indicative of the results to be expected for any future period. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the trading price of our common stock could fall substantially, either suddenly or over time.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS MAY NOT SUCCEED.

      We have expanded significantly since our formation and intend to maintain our growth focus. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. In order to manage our growth successfully, we must:

      * maintain the hiring, training and management necessary to ensure the quality and responsiveness of our services;

      * expand and enhance our administrative and technical infrastructure, facilities and capacities to accommodate increased call volume and other customer management demands; and

      * continue to improve our management, financial and information systems and controls.

      Continued growth could place a strain on our management, operations and financial resources. Our infrastructure, facilities and personnel may not be adequate to support our future operations or to adapt effectively to future growth. As a result, we may be unable to manage our growth effectively, in which case our operating costs may increase at a faster rate than the growth in our revenues, our margins may decline and we may incur losses.

WE MAY EXPERIENCE SIGNIFICANT EMPLOYEE TURNOVER RATES IN THE FUTURE AND WE MAY BE UNABLE TO HIRE AND RETAIN ENOUGH SUFFICIENTLY TRAINED EMPLOYEES TO SUPPORT OUR OPERATIONS, WHICH COULD HARM OUR BUSINESS.

      The market research outsourcing industry is very labor intensive and our success depends on our ability to attract, hire and retain qualified employees. We compete for qualified personnel with companies in our industry and in other industries and this competition is increasing in Costa Rica as the outsourcing industry expands. Our growth requires that we continually hire and train new personnel. The outsourcing industry, including the customer management services industry, has traditionally experienced high employee turnover. A significant increase in the turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiency and productivity, and could lead to a decline in demand for our services. If this were to occur, we would be unable to service our clients effectively and this would reduce our ability to continue our growth and operate profitably. We may be unable to continue to recruit, hire, train and retain a sufficient labor force of qualified employees to execute our growth strategy or meet the needs of our business.

OUR SENIOR MANAGEMENT TEAM IS IMPORTANT TO OUR CONTINUED SUCCESS AND THE LOSS OF MEMBERS OF SENIOR MANAGEMENT COULD NEGATIVELY AFFECT OUR OPERATIONS.

      The loss of the services of Murray Conradie, our Chief Executive Officer; Jason Griffith, our Chief Financial Officer; Scott Kincer, our President of Datascension International; or Joseph Harmon, our Vice President of Sales and Marketing, could seriously impair our ability to continue to manage and expand our business. Our success depends on the continued service and performance of our executive officers, and we cannot guarantee that we will be able to retain these individuals.

OUR  FACILITIES  ARE  AT  RISK  OF  DAMAGE  BY EARTHQUAKES  AND  OTHER  NATURAL
DISASTERS.

      We currently rely on the availability and condition of our leased Costa Rican and Dominican Republic facilities to provide service and support to our clients. These facilities are located in regions that are susceptible to earthquakes and other natural disasters, which may increase the risk of disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our provision of outsourcing services could damage our relationship with our clients and may cause us to incur substantial additional expense to repair or replace damaged equipment or facilities. While we currently have commercial liability insurance, our insurance coverage may not be sufficient. Furthermore, we may be unable to secure such insurance coverage or to secure such insurance coverage at premiums acceptable to us in the future. Prolonged disruption of our services as a result of natural disasters may entitle our clients to terminate their contracts with us.

OUR OPERATIONS COULD SUFFER FROM TELECOMMUNICATIONS OR TECHNOLOGY DOWNTIME, DISRUPTIONS OR INCREASED COSTS.

      We are highly dependent on our computer and telecommunications equipment and software systems. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand the databases we use for our services. We are also dependent on continuous availability of voice and electronic communication with customers. If we experience interruptions of our telecommunications network with our clients, we may experience data loss or a reduction in revenues. These disruptions could be the result of errors by our vendors, clients or third parties, electronic or physical attacks by persons seeking to disrupt our operations, or the operations of our vendors, clients or others. A significant interruption of service could have a negative impact on our reputation and could lead our present and potential clients not to use our services. The temporary or permanent loss of equipment or systems through casualty or operating malfunction could reduce our revenues and harm our business.

WE COULD CAUSE DISRUPTIONS TO OUR CLIENTS' BUSINESS FROM INADEQUATE SERVICE, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO COVER THIS RISK.

      Most of our contracts with our clients contain service level and performance requirements, including requirements relating to the timing and quality of responses to market research. The quality of services that we provide is measured by quality assurance ratings, which are based in part on the results of customer satisfaction and direct monitoring of interactions between our professionals and customers. Failures to meet service requirements of a client could disrupt the client's business and result in a reduction in revenues or a claim for damages against us. For example, some of our agreements have standards for service that, if not met by us, result in lower payments to us. In addition, because many of our projects are business-critical projects for our clients, a failure or inability to meet a client's expectations could seriously damage our reputation and affect our ability to attract new business. Under our contracts with our major clients and many of our contracts with other clients, our liability for breaching our obligations is generally limited to actual damages up to a portion of the fees paid to us. To the extent that our contracts contain limitations on liability, such contracts may be unenforceable or otherwise may not protect us from liability for damages. While we maintain general liability insurance coverage, this coverage may be inadequate to cover one or more large claims, and our insurer may deny coverage.

UNAUTHORIZED DISCLOSURE OF SENSITIVE OR CONFIDENTIAL CLIENT AND CUSTOMER DATA, WHETHER THROUGH BREACH OF OUR COMPUTER SYSTEMS OR OTHERWISE, COULD EXPOSE US TO PROTRACTED AND COSTLY LITIGATION AND CAUSE US TO LOSE CLIENTS.

      We are typically required to collect and store sensitive data in connection with our services, including names, addresses and other personal information. If any person, including any of our employees, penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability for breaching contractual confidentiality provisions or privacy laws. Penetration of the network security of our data bases could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers.

WE MAY CHOOSE TO EXPAND OPERATIONS OUTSIDE OF COSTA RICA OR THE DOMINICAN REPUBLIC AND MAY NOT BE SUCCESSFUL.

      We may consider expanding to countries other than Costa Rica and the Dominican Republic. We cannot predict the extent of government support, availability of qualified workers, or monetary and economic conditions in other countries. Although some of these factors may influence our decision to establish operations in another country, there are inherent risks beyond our control, including exposure to currency fluctuations, political uncertainties, foreign exchange restrictions and foreign regulatory restrictions. One or more of these factors or other factors relating to international operations could result in increased operating expenses and make it more difficult for us to manage our costs and operations, which could harm our business and negatively impact our operating results.


WE ARE SUBJECT TO EXTENSIVE LAWS AND REGULATION THAT COULD LIMIT OR RESTRICT OUR ACTIVITIES AND IMPOSE FINANCIAL REQUIREMENTS OR LIMITATIONS ON THE CONDUCT OF OUR BUSINESS.

      The market research and call center industry has become subject to an increasing amount of federal and state regulation in the past five years. Despite our focus on outbound market research and a lesser extent inbound call handling, we are subject to regulations governing communications with consumers due to the activities we undertake on behalf of our clients to encourage customers to provide sensitive personal information about themselves. For example, limits on the transport of personal information across international borders such as those now in place in the European Union (and proposed elsewhere) may limit our ability to obtain customer data.

      Additional federal, state, local or international legislation, or changes in regulatory implementation, could further limit our activities or those of our clients in the future or significantly increase the cost of regulatory compliance.

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE, IF AND WHEN NEEDED, MAY BE LIMITED, AND COULD PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY. THE SALE OF ADDITIONAL EQUITY SECURITIES WOULD RESULT IN FURTHER DILUTION TO OUR STOCKHOLDERS.

      We believe that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to support our anticipated cash needs through 2005, even after we make payments to senior management and other key employees upon completion of this offering. However, the timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

      * market acceptance of and demand for our offshore outsourced services which may be affected by political and public relations reactions to offshore outsourcing;

      * access to and availability of sufficient management, technical, marketing and financial personnel;

      *     the need to enhance our operating infrastructure;

      * the continued development of new or enhanced services and hosted solutions;

      *     the   need   to   adapt  to  changing  technologies  and  technical
requirements;

      *     increasing costs, particularly in the Philippines;

      *     the   existence  of  opportunities   to   acquire   businesses   or
technologies, or opportunities for expansion; and

      *     increased competition and competitive pressures.

      If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that restrict our operations. We may be unable to secure financing in sufficient amounts or on terms acceptable to us, if at all, in which case we may not have the funds necessary to finance our ongoing capital requirements or execute our business strategy.

RISKS RELATED TO DOING BUSINESS OFFSHORE

WE MAY FACE WAGE INFLATION AND ADDITIONAL COMPETITION OFFSHORE FOR OUR PROFESSIONALS, WHICH COULD INCREASE THE COST OF QUALIFIED EMPLOYEES AND THE AMOUNT OF EMPLOYEE TURNOVER.

      Wages for our employees offshore could increase at a faster rate than for U.S. employees, which could result in increased costs to employ our outsourcing center professionals. We also are faced with competition in Costa Rica for outsourcing center professionals, and we expect this competition to increase as additional outsourcing companies enter the market and expand their operations. In particular, there may be limited availability of qualified interviewers and both middle and upper management candidates. We have benefited from an excess of supply over demand for college graduates in Costa Rica. If this favorable imbalance changes due to increased competition, it could affect the availability or cost of qualified professionals, who are critical to our performance. This could increase our costs and turnover rates.

RISKS RELATING TO OUR INDUSTRY:

THE MARKETING RESEARCH INDUSTRY IS VULNERABLE TO GENERAL ECONOMIC CONDITIONS, WHICH MAY AFFECT OUR REVENUES.

      Many of the companies served by our clients treat all or a portion of their marketing research expenditures as discretionary. As general economic conditions worsen and these companies seek to control variable costs, research projects for which we have been engaged to collect data may be delayed or cancelled, and new project bookings may slow. As a result, our growth rate and revenues may decline.

RISKS RELATING TO OUR STOCK:

THE ISSUANCE OF THE SHARES IN THIS OFFERING, PLUS THE EXISTING OUTSTANDING CONVERTIBLE NOTES, WILL RESULT IN DILUTION.

      There are a large number of shares underlying the convertible note and warrants in this offering that may be available for future sale and the sale of these shares may depress the market price of DSEN's common stock and may cause substantial dilution to DSEN's existing stockholders.

      The number of shares of common stock issuable upon conversion of the convertible note in this offering may increase if the market price of DSEN's stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of DSEN's warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of DSEN's common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to DSEN's existing stockholders and may make it difficult to obtain additional capital.

        The following gives examples of the number of shares that would be issued if the debentures in this offering were converted at one time at prices representing 70%, 50%, and 25% of the current market price (assuming a conversion price to the note holders of $0.30). As of September 30, 2004, we had 15,944,790 (post-split) shares of common stock outstanding.

   -  70% of current stock price:

      DSEN's stock converted at 70% of current stock price would result in a debenture conversion rate of $.21 cents. To convert the $1,875,000 convertible debenture would require 8,928,571 shares of DSEN's common stock, or 56% of DSEN's current outstanding shares.

   -  50% of current stock price:

      DSEN's stock converted at 50% of current stock price would result in a debenture conversion rate of $.15 cents. To convert the $1,875,000 convertible debenture would require 12,500,000 shares of DSEN's common stock, or 140% of DSEN's current outstanding shares.

   -  25% of current stock price

      DSEN's stock converted at 25% of current stock price would result in a debenture conversion rate of $.075 cents. To convert the $1,875,000 of convertible debentures would require 25,000,000 shares of DSEN's common stock, or 280% of DSEN's current outstanding shares.

      SEE THE "SECURITY OWNERSHIP TABLE", DESCRIPTION OF SECURITIES AND THE "SELLING SECURITY HOLDER TABLE" BEGINNING ON PAGE 31, 34 AND PAGE 35, RESPECTIVELY, OF THIS PROSPECTUS.

THE OVERHANG AFFECT FROM THE RESALE OF THE SELLING SHAREHOLDERS SECURITIES ON THE MARKET COULD RESULT IN LOWER STOCK PRICES WHEN CONVERTED

        Overhang can translate into a potential decrease in DSEN's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price providing the debenture holder the ability to sell his or her stock at or below market and still make a profit, which is incentive for the holder to sell the shares as quickly as possible to ensure as much profit as possible in case the stock price falls. If the share volume cannot absorb the discounted shares, DSEN's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares.

DSEN'S COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN DSEN'S SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN DSEN'S STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN DSEN'S STOCK.

      DSEN's  shares  of  Common Stock are "penny stocks"  as  defined  in  the
Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

   - The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
   -  The brokerage firm's compensation for the trade.
   - The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

   - Monthly account statement that gives an estimate of the value of each penny stock in your account.
   - A written statement of your financial situation and investment goals.

Legal remedies, which may be available to you, are as follows:

   - If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
   - If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
   - If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

      If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

RESALE RESTRICTIONS ON TRANSFERRING "PENNY STOCKS" ARE SOMETIMES IMPOSED BY SOME STATES, WHICH MAY MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

DSEN'S ABSENCE OF DIVIDENDS OR THE ABILITY TO PAY THEM PLACES A LIMITATION ON ANY INVESTORS RETURN.

      DSEN anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, DSEN does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of DSEN's Board of Directors and will depend on DSEN's general business condition.

FURTHER DILUTION MAY OCCUR IF DSEN ENTERS INTO ADDITIONAL SERVICE CONTRACTS IN THE FUTURE, WHICH REQUIRES ISSUANCE OF MORE COMMON STOCK SHARES.

      Assuming there was no change in the net tangible book value (net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities of DSEN after September 30, 2004 and taking into consideration $1,506,790 net proceeds received from the sale of debentures our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $3,881,025 will be $.243 per share of common stock. This represents an immediate increase in our net tangible book value of $0.057 per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.114 per share to the investors purchasing shares of common stock in this offering (the "New Stockholders").

The following table illustrates this per share dilution at September 30, 2004:

Offering Price per share of Common Stock (Avg)                         $0.30

Adjusted net tangible book value (deficit) per share of
Common Stock at September 30, 2004
Before this Offering                                                   $0.243

Increase attributable to the Offering                                  $0.057

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering                                                    $0.186

Dilution in adjusted net tangible book
Value per share of Common Stock
to New Stockholders                                                    $0.114

In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services should any additional Common Stock shares be issued for those consulting or other services.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and other statements, which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties discussed in the risk factor section (see page 7), which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

We have no obligation to update or revise these forward-looking statements to reflect future events.

USE OF PROCEEDS

DSEN will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus. There is a warrant being issued with the current funding. If the warrant was exercised, the maximum DSEN would receive are proceeds of approximately $937,500.

If the resale of the warrant shares fails to be registered pursuant to an effective registration statement under the Securities Act, this warrant may affect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise. In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current market price per share of the common stock and the exercise price, and the denominator of which shall be the then current market price per share of common stock. For example, if the holder is exercising 100,000 warrants with a per warrant exercise price of $0.75 per share through a cashless exercise when the Common Stock's current Market Price per share is $2.00 per share, the holder will receive 62,500 shares of Common Stock.

The proceeds, if any, that DSEN receives from the exercise of warrants will be used for working capital in support of the growing business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "DSEN". The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

Fiscal YearQuarter Ended     High *Low *


2001       March 31,2001     $3.00 $1.80
           June 30, 2001     $3.40 $1.40
           September 30, 2001$2.20 $0.70
           December 31, 2001 $2.20 $0.70

2002       March 31, 2002    $1.30 $0.50
           June 30, 2002     $1.35 $0.60
           September 30, 2002$1.20 $0.40
           December 31, 2002 $1.00 $0.35

2003       March 31, 2003    $0.80 $0.40
           June 30, 2003     $1.10 $0.40
           September 30, 2003$1.00 $0.70
           December 31, 2003 $0.90 $0.60

2004       March 31, 2004    $2.50 $0.60
           June 30, 2004     $1.20 $0.50
           September 30, 2004$0.60 $0.40
           December 31, 2004 $0.90 $0.35

* Adjusted for the 10 to one reverse split.

DSEN has not declared or paid any cash dividends on the common stock and does not anticipate that any cash dividends will be paid in the foreseeable future.

As of September 30, 2004, there were approximately 719 registered shareholders of the DSEN"s Common Stock .

Transfer Agent and Registrar

      DSEN's transfer agent is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, OR 97204.

                         SUMMARY FINANCIAL INFORMATION

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of DSEN and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                               Year ended December 31,  9 months ended  September 30,
                                  2003       2002         2004            2003
                                      (Audited)                 (Unaudited)
Revenue                        $7,057,087 $6,594,154   $6,380,487      $5,213,830
Cost of Revenue                 4,039,343  2,561,803    5,091,217       2,877,824
			       ---------- ----------   ----------      ----------
Gross Margin                    3,017,743  4,032,351    1,289,271       2,336,006
General and Administrative      2,633,934  3,437,699    1,014,082       1,827,849
Depreciation & Amortization       276,593    224,042      256,133         193,274
Total Other Income (Expense)       47,389     87,803       (6,126)        102,888
Net Income before Contingencies
                               $  154,605  $ 458,413       12,930         417,771

Contingency Accruals             (292,500)        -            -               -
Lawsuit Liability                 (45,000)        -            -               -

Net Income (Loss)              $ (182,895) $ 458,413       12,930         417,771
Weighted average Common
   Shares outstanding           9,617,251* 8,131,775*  15,510,064*      9,236,944*

Net income (loss) per share    $(0.02) *     $0.06 *      $0.00 *         $0.00 *

Total Assets                   $8,052,912  $7,939,173  $7,678,870      $8,119,015
Total Liabilities              $1,695,648  $1,640,758  $1,339,505      $1,097,756
Shareholders' equity           $6,357,264  $6,298,415  $6,339,365      $7,021,259

 * Adjusted for ten to one reverse split

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF
                                   OPERATION


GENERAL

1) PLAN OF OPERATION

DSEN is engaged in multiple business activities, which currently include:

(A) Datascension International Inc., which conducts telephone market research and provides data entry services for third parties;

(B) Century Innovations Inc., which markets a patented safety product that replaces standard light switch cover plates that automatically provide illumination in the event of a power failure; a patented plastic buffet plate that allows the user to hold both a plate and cup in one hand and the productions of plastic wall clocks;

(C) SRC International Inc., which produces plastic coverings for metal rails.

DSEN's mailing address is: 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120, phone number: 702-262-2061. DSEN's websites can be found at: www.tekplate.com and www.datascension.com

(i) Short-term Objectives:

 -  Continue the expansion of Datascension.
 -  Make acquisitions of strategic competitors.
 -  Develop strategic Joint Venture relationships.

Datascension anticipates these actions will reduce operating expenses and at the same time have a significant impact on increasing revenue and profits.

(ii) Long-term Objectives:

 -  Secure additional business opportunities for Datascension International.
   - Grow the Datascension International operations extensively through acquisitions of smaller call center operations which stand to benefit from the work being shifted overseas.
- Expand Datascension International's Costa Rica and Dominican Republic operations.

Our consolidated net income has produced a slight income for the quarter, which we attribute to both a traditionally slow third quarter along with the initial hiring and training costs involved in the short term. We have managed to reduce our overhead a significant amount as we focus on reducing costs, while at the same time hiring and training new employees for new projects and contracts we have obtained.

There is a planned sale of the equipment and assets of SRC International Inc. The TekPlate product has been transferred into the Century Innovations subsidiary and is expected to be spun off by the end of 2004 and function as a separate independent entity.

Excluding any potential acquisition, DSEN's Costa Rica and Dominican Republic work force is expected to increase at a rate equal to actual increases of our business operations. Through technological advancements (such as predictive phone dialers), the expansion of our business should be able to grow at a rate slightly faster than required employee and payroll increases.

Management is of the opinion that sufficient working capital will be available from internal operations and from outside sources during the next twelve months thereby enabling Datascension to meet its obligations and commitments as they become payable. Historically, Datascension has been successful in its efforts to secure working capital from private placements of common stock securities, bank debt, and loans from private investors.

2) RESULTS OF OPERATIONS

THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2004 COMPARED TO SEPTEMBER 30, 2003

1) During the Third Quarter ended September 30, 2004 DSEN had a net income of $16,651 from operations against revenues of $2,101,033 as compared to a net profit from operations of $122,670 against revenues of $1,712,748 for the same quarter last year. DSEN has decreased its selling, general and administration costs from $627,912 for the same period last year to $371,393 for the Third Quarter this year. The administrative costs in the prior year included significant training and management development; however, with the experience levels of our current management, they are able to do more with less management and overhead costs. Additionally, a portion of the prior year general and administrative costs were related to Nutek Oil Inc., which is no longer a subsidiary of Datascension Inc. Depreciation costs for the Third Quarter this year were $85,646 as compared to $64,554 for the same period last year.

As of September 30, 2004, DSEN has one hundred fifty eight million four hundred eighty nine thousand five hundred sixty nine (158,489,569) pre-split shares of its $0.001 par value common voting stock outstanding which are held by approximately two thousand nine hundred eleven (2,911) shareholders of record. DSEN also has five hundred and five thousand nine hundred (505,900) shares of its $0.001 par value Preferred Stock Series B issued and outstanding, as of September 30, 2004. All Series B Preferred shares, which have been issued, were issued for cash at $1.00 a share. Series B Preferred shares have the same voting rights as the common shares but have priority in the event of DSEN's liquidation. All of the shares outstanding were to be redeemed at $1.00 a share plus all accrued dividends prior to December 31, 1993. This has been extended by mutual agreement.

For the Third Quarter, ended September 30, 2004, DSEN has generated $2,101,033 in revenues and generated income of $16,651 for the same period. This compares to revenues of $1,712,748 and a profit of $122,670 for the same period last year. DSEN has increased its working capital position by $680,656 from a positive $417,626 at December 31, 2003 to a positive $1,098,282 on September 30, 2004.

The  majority  of  DSEN's  expenses   for  the  quarter  included  payroll  and
administrative costs.

Ending this third quarter September 30, 2004, DSEN made significant investments in the hiring and training of management and employees for the dual platform software and expansion of our inbound call operations, which will enhance the ability for further revenue generation.

The increase in our revenues is attributable to both the installation of our predictive dialers and expansions in our Costa Rica and Dominican Republic facilities. The associated costs with such expansion increased the payroll expenses and depreciation costs, but we anticipate this expansion to bring a large benefit to us in the future. Our employee increase at the end of the second quarter 47.6% increase (193 employees) allowed us to expand our revenues in what is a traditionally stagnant third quarter. We entered the 4th quarter with approximately 551 employees, but expect to increase this number as needed for new projects.

The TekPlate brand is now being exclusively run by Mr. Silverman and has developed some promising leads. The new packaging and literature created has drawn attention from some retailers which we hope to close a strategic relationship with in the short term.

YEAR ENDED DECEMBER 31, 2003 VERSUS YEAR ENDED DECEMBER 31, 2002

For the twelve month period ended December 31, 2003, DSEN has generated $7,057,087 in revenues with a profit before contingencies of $154,605 and a loss after contingencies of $(182,895). This compares to $6,594,154 in revenues and a profit of $458,413 for the twelve month period ended December 31, 2002. For the twelve month period ended December 31, 2003, DSEN decreased its working capital position from $1,040,123 at December 31, 2002 to $417,626 at December 31, 2003.

For the calendar year ended December 31, 2003, revenues were approximately $7,057,087 compared to $6,594,154 for the calendar year ended December 31, 2002, an increase of $462,933. The increase was due to revenue growth derived from the continued growth of our Datascension International operation plus the increase in revenues derived from the acquisition in Costa Rica. The steady increase in oil prices benefited the oil production with revenues recorded at gross revenue with working interest costs deducted as a contra-revenue account.

Gross profit was $3,017,743 for the calendar year ended December 31, 2003 compared to $4,032,351 for the calendar year ended December 31, 2002, a decrease of $1,014,608. The decrease was due to increased payroll costs derived from the continued growth of our Datascension International operation, along with the expansion of new and existing facilities, resulting in increased investment in training of employees.

SG&A expense decreased to $2,633,934 for the calendar year ended December 31, 2003 from $3,437,699 for the calendar year ended December 31, 2002, a decrease of $803,765. The decrease in SG&A was due to the reduction in work force in our California facility and relatively low management labor costs in the Costa Rica facility.

Depreciation expense for the calendar year ended December 31, 2003 was $276,593 compared to $224,042 for the calendar year ended December 31, 2002, an increase of $52,551. The increase resulted from the acquisition of additional assets in the Datascension International and Nutek Oil divisions.

Interest expense for the calendar year ended December 31, 2003 was $97,728 compared to $73,890 for the calendar year ended December 31, 2002 an increase of $23,838. The increase is from an increase in debt due to continued internal growth.

Amortization expense for the calendar year ended December 31, 2003 was $0 compared to $0 for the calendar year ended December 31, 2002, a decrease of $0. DSEN is testing the intangibles assets on an annual basis and will impose any necessary impairment, should one exist, rather than amortizing the intangibles. See Note 2 of the financial statements.

Along with the restructuring of DSEN in late 2003, Management decided to additionally expense all known contingencies at the end of 2003 and enter 2004 with all know extraordinary items removed. With this move, along with the dividend of Nutek Oil, to allow the oil company to operate as a standalone entity, will allow shareholders to more readily identify accurate trends moving forward and compare the Company's results with those of the other leaders in the industry.

3) LIQUIDITY AND CAPITAL RESOURCES

Nine- Months Ended September 30, 2004

On September 30, 2004 DSEN had assets of $7,678,870 compared to $8,052,912 on December 31, 2003, a decrease of $374,042. DSEN had a total stockholders' equity of $6,339,365 on September 30, 2004 compared to $6,357,264 on December 31, 2003, a decrease of $17,899.

All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

On September 30, 2004 DSEN had Property and Equipment (net of depreciation) of $1,769,148 compared to $3,374,421 on December 31, 2003, or a decrease of $1,605,273 which is a result of the spin out of Nutek Oil, Inc.

For the nine months ended September 30, 2004, DSEN has increased its working capital position by $680,656 from $417,626 at December 31, 2003 to $1,098,282 at September 30, 2004. The increase is mainly attributable to a decrease in contingent liabilities and notes payable to a related party.

Management is of the opinion that sufficient working capital will be available from internal operations and from outside sources during the next twelve months thereby enabling Datascension to meet its obligations and commitments as they become payable. Historically, Datascension has been successful in its efforts to secure working capital from private placements of common stock securities, bank debt, and loans from private investors.

As an on going concern, if DSEN needs to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of DSEN will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of DSEN's Common Stock. DSEN does not currently have any contractual restrictions on its ability to incur debt and, accordingly, DSEN could incur significant amounts of indebtedness to finance its operations. Any such indebtedness could contain covenants, which would restrict DSEN's operations.

DSEN currently has five hundred and fifty one (551) employees of which six (6) are Officers of DSEN as of September 30, 2004. Of the 551 employees, 25 are full-time*. As DSEN continues to grow and offer additional services and retain additional clients, it will need to add both full-time and part-time employees.

* There is no official International Labour Organization (ILO) definition of full-time work, largely because it varies from economy to economy. Due to the fact that we have workers in several countries, the demarcation point between full and part time is based on weekly hours usually or actually worked. Therefore, for the purposes of identifying part-time and full-time employees, people who work, 40 hours or more per week are considered "full-time workers", and those working less than 40 hours "part-time workers".

DSEN's consolidated financial statements have been prepared on the assumption DSEN will continue as a going concern. Management believes that current operations will continue to provide sufficient revenues to meet operating costs and expansion.

Earnings Per Share - DSEN adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" that established standards for the computation, presentation and disclosure of earnings per share ("EPS"), replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures.

Year Ended December 31, 2003 versus Year Ended December 31, 2002

On December 31, 2003 DSEN had assets of $8,052,912 compared to $7,939,173 on December 31, 2002, an increase of $113,739. DSEN had a total stockholders' equity of $6,357,264 on December 31, 2003 compared to $6,298,415 on December 31, 2002, an increase of $58,849.

All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

On December 31, 2003 DSEN had Property and Equipment (net of depreciation) of $3,374,421 compared to $2,953,336 on December 31, 2002, or an increase of $421,085 which is a result of the purchase of equipment in Costa Rica and the new Dominican Republic facility.

For the calendar year ended December 31, 2003, DSEN has decreased its working capital position by $622,497 from $1,040,123 at December 31, 2002 to $417,626 at December 31, 2003. The decrease is due to the expected maturity of debt during the next 12 months, although management feels the refinance of such debt and renewal of the respective lines of credits are likely.

Going Concern - DSEN's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should DSEN be unable to continue as a going concern.

DSEN's consolidated financial statements have been prepared on the assumption DSEN will continue as a going concern. Management believes that current operations will continue to provide sufficient revenues to meet operating costs and expansion.

Unclassified Balance Sheet - In accordance with the provisions of SFAS No. 53, DSEN has elected to present an unclassified balance sheet.

Loss Per Share - DSEN adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" that established standards for the computation, presentation and disclosure of earnings per share ("EPS"), replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures.

Operating Leases

The address of the principal office is: 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120. This office is approximately 2,080 square feet and leases a separate warehouse location with an aggregate monthly rental of $2,895. Additionally, DSEN leases 5,102 square feet of office space at 145 S. State College Blvd, Suite 350 Brea California 92821 with aggregate monthly rent of approximately $8,724. Combined rent recorded during 2003 and 2002 respectfully was $165,894 and $308,889.

Contingent Liabilities

None

Inflation

We believe our operations and financial condition have suffered no adverse material effect due to inflation.

OTHER EVENTS:

Bylaw Amendment

On October 19, 2004, pursuant to N.R.S. 78.060, 78.120, DSEN's Board of Directors unanimously voted to amend the corporate bylaws to no longer require the issuance DSEN's common stock in beneficial holder name.

This amendment to the bylaws will allow shares to be issued in the name of CEDE & Co. and be traded through the Depository Trust & Clearing Corporation (DTC). The reason for the bylaw change is DSEN had been in discussions with several funding sources to obtain financing for additional expansion and growth of operations; however, these sources have indicated they would be unwilling to provide financing to DSEN until such time as DSEN's shares trade and clear through the depository trust.

Proposed Spin Off

On October 22, 2004, DSEN announced that the Board of Directors was considering a spin-off of its wholly-owned subsidiary, Datascension International, Inc. ("the subsidiary"), with operations in California, Costa Rica and the Dominican Republic. Management stated that the initiation, timing, and completion of the proposed spin off would be subject to market and other conditions, including receipt by DSEN of a favorable private letter ruling from the Internal Revenue Service as to the tax free nature of the contemplated spin-off.

DSEN proposes to eventually distribute 83.59% of the issued and outstanding shares of it's subsidiary's common stock, pro rata, to all of DSEN's stockholders of record. Initially, each stockholder will receive one share of the subsidiary's common stock for each 60 shares of common stock of Datascension, Inc. owned; this initial dividend will be 55.56% of the issued and outstanding shares of the subsidiary. The record date for this initial dividend will be November 15, 2004. A subsequent dividend of an additional 28.03% may be distributed simultaneously with the effectiveness of a Registration Statement to be filed at a future date with the Securities and Exchange Commission. The second distribution will be given pro rata to the shareholders holding shares of DSEN on the date of the effectiveness of the Registration Statement. The remaining 16.41% would be retained by DSEN.

OUR BUSINESS

HISTORY

DSEN was incorporated under the laws of the State of Nevada, on August 23, 1991, under the name Swiss Technique, Inc. The original Articles of DSEN authorized the issuance of fifty million (50,000,000) shares of common stock with a par value of $0.001. On or about August 23, 1991, pursuant to Section 78.486, Nevada Revised Statutes as amended, DSEN filed with the Nevada Secretary of State Articles of Merger, whereby DSEN merged with Sun Investments, Inc., a Utah corporation. On or about April 10, 1992, the Issuer, with majority shareholder vote filed an Amendment to the Articles of Incorporation with the Nevada Secretary of State, authorizing five million (5,000,000) shares of Preferred Stock each have a par value of $0.001, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors of the Corporation. DSEN in accordance with Section 78.250 of the Nevada Revised Statues and as a result of the majority consent of shareholders executed on or about March 3, 1995 changed the name of DSEN from Swiss Technique, Inc., to Nutek, Inc. DSEN filed an Amendment to the Articles of Incorporation with the Nevada Secretary of State to change its name. On or about September 20, 1997, DSEN filed with the Nevada Secretary of State a Plan of Reorganization and Agreement between itself and International Licensing Group, Inc., a Delaware Corporation.

On or about December 24, 2003, 63.34% of the votes entitled to be cast at a meeting of DSEN's shareholders consented in writing to change the name of the corporation from Nutek Inc. to Datascension Inc. The Board of Directors of Nutek, Inc. at a meeting duly convened, held on the 5th day of January, 2004, adopted a resolution to amend the original articles of incorporation for the name change.

PRESENT BUSINESS

Datascension, Inc. ("DSEN") is engaged in multiple business activities, which include the following:

(A) Datascension International Inc. conducts telephone market research and provides data entry services for third parties;

(B) Century Innovations Inc. markets a patented safety product that replaces standard light switch cover plates that automatically provide illumination in the event of a power failure; a patented plastic buffet plate that allows the user to hold both a plate and cup in one hand and the productions of plastic wall clocks;

(C) SRC International Inc. produces plastic coverings for metal rails.

Nutek Oil Inc. which owned the rights to oil leases in Texas, was spun off from DSEN in 2001 and is no longer a subsidiary of DSEN.

DSEN's mailing address is: 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120,
phone    number:    702-262-2061.    DSEN's   websites   can   be   found   at:
www.datascension.com and www.tekplate.com.

PRINCIPAL PRODUCTS, SERVICES AND PRINCIPAL MARKETS.

(A) Datascension Inc.

On July 2, 2001, the Registrant acquired 100% of the issued and outstanding stock of Datascension International. Datascension International is a data solutions company. Its expertise is in the collection, storage, processing and interpretation of data. Datascension International's management team has over 30 years of experience in developing and implementing client solutions. Datascension International services a variety of industries and customers
(including the hospitality, entertainment, and automotive sectors) with emphasis and commitment to customer service, quality assurance and on-time project management.

Services
Telephone Interviewing (CATI or Paper): Currently, Datascension's CATI telephone facility employs approximately 551 part and full-time telephone interviewers, many of whom are bilingual in Spanish and English. Datascension has found that streamlining their systems with integrated CATI and automatic dialing capabilities resulted in quicker turnaround, lower costs and increased field capacity for phone research projects.

Internet Data Collection
Datascension has a full-time programming staff experienced in designing all types of web surveys, web panels, and data collection sites.

Database Engineering
Datascension has the expertise to create databases from very small to the most complex fully relational database. Its database software allows the end-user to connect to Datascension's system via the Internet and run reports and pull data with relatively no training.

Data Storage
Datascension employs large disk storage hardware for short and long-term document and file archive and retrieval.

Document Processing
Datascension has developed an expertise in data value ensuring the greatest care in document processing services including clerical handling of documents, coding, data entry, scanning and storage.

Data Reporting & Mining
Datascension staff can program  banners  using  the  latest  version of Quantum
(SPSS) tabulation software. They have extensive experience in handling most types of data including ASCII, flat file, CSV, XML and many other formats.

In-bound Customer Service
Datascension's expertise in handling customer service calls covers a wide spectrum of industries from the automotives to the garbage disposal industry. Activities include on-line order booking to technical support for client products and services.

Bilingual Interviewing
At Datascension, we recognize the need to provide an accurate representation of the audiences we are surveying and are committed to ensuring that our interviewers are able to deliver. To that end, we employ a number of bilingual interviewers who are skilled in conducting research in both Spanish and English.

(B) Century Innovations Inc.

Century Clocks, Inc. (a Nevada Corporation) was incorporated on January 15, 1999 by DSEN. On April 30, 1999, clock molds valued at $257,800.00 were acquired. 1,315,000 shares of common stock, with a fair market value of $.12 totaling $157,800.00, plus notes payable in the amount of $100,000 was given in exchange for the clock molds. The name of this subsidiary has been changed to Century Innovations.

Some of the products it has acquired include the following:

(i) TekPlate

An Electrostatic Switch Cover plate providing automatic illumination in the event of a power failure.

DSEN purchased the worldwide rights and launched the Tekplate product in the market under patent numbers US5473517, US5713655 and US6010228. Additionally, the TekPlate is ETL approved.

TekPlate is a specialty line of patented switch plate covers and outlet plate covers specifically designed to light up automatically when the power fails. Blackouts can be experienced if an electric utility can't generate enough power during peak demand. Or electricity could fail during a fire, a thunderstorm, or an ice storm. No matter what the cause of failure, TekPlate will automatically illuminate in the event of power loss.

(ii) Handi-Plate

Nutek's FULL SERVICE(tm) handi-plate is a unique, dish washer safe, versatile plastic buffet plate which has a multitude of uses including social gatherings such as back yard barbecues, buffets, picnics, tailgate and parties of any kind.

The FULL SERVICE(tm) system is a unique newly patented versatile product for holding food and beverage together on one plate with one hand. This product incorporates both the plate and cup into one unit thus offering the convenience of carrying any meal and a beverage with one hand, while leaving the other hand free. Additionally, the FULL SERVICE(tm) system suited for sales promotions, utilizing logo identification of brand products and companies.

(iii)  Promotional Clocks

DSEN markets the clocks in various ways; the principle method is targeted at the premium promotional clock market through members of the Advertising Specialties Institute. These are companies that offer advertising and promotional items to companies. Century Clocks is registered supplier to the Advertising Industry Institute and is identified as supplier asi/44459.

(C) SRC International Inc.

DSEN purchased the rights and assets to produce this product from SRC International, located in Lombard, IL. SRC International Inc., manufacturers the Super Glide, a patented product for the dry cleaning garment industry. Super Glide is a rail covering made of a durable, slick polymer designed to reduce friction between rails and hangers in the dry cleaning and garment industry. Super Glide's lack of friction prevents finished garments from being crushed as they move across the Super Glide rail. Super Glide negates the need for sprays and waxes in use currently, and eliminates rust and dirt and keeps operator's hands and fingers clean. The glides are available for a variety of both flat and round rails. This product is unique and patented and is already selling in the dry-cleaning and garment industries.

Nutek Oil Inc.

Nutek Oil Inc. was acquired by DSEN in 2000. DSEN spun off Nutek as a separate entity in 2001 maintaining a small investment in Nutek. On January 8, 2004, DSEN disposed of its entire interest in Nutek Oil via a stock dividend to Datascension shareholders at a ratio of 1 share of Nutek Oil common stock for every 500 shares of common stock of DSEN, which was owned.

Below is a history of DSEN's involvement in Nutek Oil, Inc.

NUTEK OIL INC, (NUTEK) was incorporated under the laws of the State of Texas on December 3, 1998 and was not operational until February 22, 2000. At inception NUTEK's Articles of Incorporation Authorized 50,000,000 Common Shares at $.001 Par Value and 5,000,000 preferred shares at $.001 Par Value.

On February 22, 2000, Nutek Oil, Inc., issued to DSEN (the parent company) 4,500,000 unregistered shares of its $.001 par value common stock for selected assets, at their fair market value of $1,279,896. Nutek, Inc. had acquired these selected assets from the Clipper Operating Company.

On or about May 10, 2001, the domicile of the Corporation was changed from Texas to Nevada and was incorporated in the State of Nevada on that date.

On August 1, 2001 a dividend of approximately 509,604 shares of the common stock of Nutek Oil, Inc, was distributed pro rata to DSEN., shareholders on the basis of a ratio of one (1) share of Nutek Oil, Inc for each one hundred
(100) outstanding shares of DSEN held.

On September 17, 2002, NUTEK began trading its Common Shares on the Pink Sheets Electronic Quotation Service, under the symbol NUTO.

On January 8, 2004 DSEN distributed a further dividend of shares of the common stock of Nutek Oil, Inc. This distribution was distributed pro rata to DSEN, shareholders on the basis of a ratio of one (1) share of Nutek Oil, Inc for each five hundred (500) outstanding shares of DSEN.

The dividend was in  the form of a dividend certificate representing restricted
common   stock, and was  distributed  to  DSEN's    beneficial  stockholders of
record as of the record date, which was January 8, 2004.

Description of Property:

The address of the principal office is: 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120. This office is approximately 2,080 square feet and leases a separate warehouse location with an aggregate monthly rental of $2,895. Additionally, DSEN leases 5,102 square feet of office space at 145 S. State College Blvd, Suite 350 Brea California 92821 with aggregate monthly rent of approximately $8,724. Combined rent recorded during 2003 and 2002 respectfully was $165,894 and $308,889.

DSEN is committed under several non-cancelable lease agreements for office space with various termination dates through 2011.

   At December 31, 2003, aggregate future minimum payments under these leases are as follows:

                  2004                          $   139,601
                  2005                              141,341
                  2006                              104,693
                  2007                              104,693
                  2008                              107,142
                  Thereafter                        201,529
                                                -----------
                  Total minimum lease payments  $ 2,051,274


Competition

The major competitors are as follows:

Datascension  International's  two   largest   competitors   are  both  private
companies. The first is "Western Wats" and the second is "OAC" (Opinion Access Research).

Western Wats:
Western Wats was founded in 1987. Western Wats states that their goal is to keep their facility small in order to maintain their desired quality and flexibility. Western Wats has 850 Web-enabled CATI stations in 11 interviewing facilities throughout the Intermountain West. Western Wats is the largest privately owned data collection outfit in the United States. The company's website is `http://www.westernwats.com'.

OAC (Opinion Access Research):
Opinion Access Research is located in Long Island City, New York. The company provides telephone interviewing, tabulating, coding, data entry and printing services to companies performing market research activities. OAC states their strongest asset is their use of Computer Assisted Telephone Interviewing
(CATI), predictive dialing, and their ability for remote monitoring. On an annual basis OAC completes over 500,000 telephone interviews. The company's website is `http://www.opinionaccess.com'.

The TekPlate product is protected under patent #'s US5473517, US5713655 and US6010228.

Research and Development Plan

None

Employees

DSEN currently has five hundred and fifty one (551) employees of which six (6) are Officers of DSEN as of September 30, 2004. Of the 551 employees, 25 are full-time*. As DSEN continues to grow and offer additional services and retain additional clients, it will need to add both full-time and part-time employees.

* There is no official International Labour Organization (ILO) definition of full-time work, largely because it varies from economy to economy. Due to the fact that we have workers in several countries, the demarcation point between full and part time is based on weekly hours usually or actually worked. Therefore, for the purposes of identifying part-time and full-time employees, people who work, 40 hours or more per week are considered "full-time workers", and those working less than 40 hours "part-time workers".

MANAGEMENT

The following table sets forth the names, ages and all positions with DSEN currently held by each person who may be deemed an executive officer of DSEN. Executive officers serve at the discretion of the Board of directors. Unless otherwise noted, all references to DSEN include all its wholly owned subsidiaries:

      The following table sets forth the directors and executive officers of the DSEN:


Name              Age    Position with Company                       Since

Murray N. Conradie 38    President, CEO and Director               April 1999
David Scott Kincer 38    COO and Director                         October 2001
Jason F. Griffith  27    CFO and Director                           June 2002
Joseph Harmon      37    VP Datascension and Director             October 2001


Murray N. Conradie

Mr. Conradie has several years of experience in creating and developing start-up enterprises. He was educated in South Africa, where from 1983-1985, he attended the University of Natal in Durban, studying for a B.A., in Business Law and then from 1985-1988, at the Technikon Natal in Durban, where he studied Accounting specializing in Auditing.

2001 Received City of Henderson Economic Development Award.
2002 Honored by Governor of Nevada and received Industry Appreciation Award.

David Scott Kincer

Currently Datascension's president, Scott Kincer joined Datascension as COO and Director in September 2001, Scott Kincer has over twenty years experience in collecting, storing an analyzing consumer data. He also has fifteen years of experience managing data collection centers, including seven years of experience in Costa Rica. He co-founded Datascension International in 1999 and became COO of Datascension with the successful acquisition of Datascension International in 2001. Mr. Kincer oversees the operations of Datascension International from its main facility in Brea, California.

Jason F. Griffith

In June of 2002, Jason Griffith took over as the CFO and corporate secretary of Datascension Inc. He has previously worked for Arthur Andersen and was previously the lead auditor for Datascension's 2001 audit. He received his undergraduate degree from Rhodes College in Memphis, Tennessee in economics and business administration, along with receiving his Masters in Accounting from their graduate school. Mr. Griffith is a licensed CPA in both the state of Nevada and Tennessee and is also a licensed Certified Management Accountant. Professionally, Mr. Griffith is a member of the American Institute of Certified Public Accountants, Association of Certified Fraud Examiners, and The Institute of Management Accountants, along with being a member of the Nevada and Tennessee State Society of CPAs. He heads the entire accounting department for Datascension and its subsidiaries.

Joseph Harmon

After attending California State University, Mr. Harmon started his career in 1992 at The Verity Group, a full service market research company in Fullerton, CA. At the Verity Group, Mr. Harmon worked his way up to Director of Operations and managed a 300-employee operation. He helped grow the company to a 12 million dollar business and was a key player in the acquisition to The Polk Company in 1997. He then went to Diagnostic Research where he managed Telephone Research. In 1998 The Polk Company brought Mr. Harmon back in as a Sales Manager to help increase sales in the Market Research division. After Polk, Mr. Harmon helped start Datascension and became Vice President.

Compensation of Directors

There were no arrangements pursuant to which any director of DSEN was compensated through December 31, 2003 for any service provided as a director. In addition, no such arrangement is contemplated for the foreseeable future, as DSEN's only directors are its current executive officers. Should independent directors be added to DSEN's board of directors, it may be necessary to purchase Director's and Officer's liability insurance, along with compensate the director accordingly.

Each director holds office for a 3 year term or until his successor has been elected and qualified at the annual meeting of DSEN's shareholders. The members of the Board of Directors serve without remuneration for service on the board. Corporate officers are appointed by the Board of Directors and serve at the discretion of the Board.

DSEN has no standing audit, nominating or compensation committee. During the period from January 1, 2003 to December 31, 2003, DSEN held approximately 12 Board meetings. From January 1, 2004 through September 30, 2004 there have been approximately 12 Board meetings.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires DSEN's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Reporting persons are required by the Commission regulations to furnish us with copies of all Section 16(a) forms they file.

EXECUTIVE COMPENSATION

The  following  table  sets   forth   certain   summary  information  regarding
compensation paid by DSEN for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002, respectively, to DSEN's officers.



				SUMMARY COMPENSATION TABLE

                   				 LONG TERM  COMPENSATION

		ANNUAL  COMPENSATION		AWARDS           PAYOUTS

NAME AND PRINCIPAl
POSITION		YEAR	SALARY  BONUS	Restricted Stock   Securities Underlying   All Other
						  Award(s)              Options(#)	  Compensation
Murray Conradie         2004  $150,000   0     100,000 (1)               540,000 (2)          0
President, CEO          2003  $150,000   0          0                         0               0
                        2002  $ 75,000   0          0                         0               0

David Scott Kincer      2004  $150,000   0     100,000 (1)               540,000 (2)          0
COO                     2003  $150,000   0          0                         0               0
                        2002  $ 75,000   0          0                         0               0

Jason F. Griffith       2004  $ 75,000   0      50,000 (1)               270,000 (2)          0
CFO                     2003  $ 61,250   0          0                         0               0
                        2002  $ 35,000   0      12,292 (3)                50,000 (4)          0


   (1)DSEN granted an initial signing award to the Executive as of the Effective Date of his renewed Employment Agreement of restricted shares of the Company's common stock under and subject to the terms and conditions of the Stock Compensation Plan (the "Stock Plan"). The Executive shall vest in 50% of such shares on the 90th day following the Effective Date and 50% on the six month anniversary of the Effective Date.
   (2)DSEN granted an option award to the Executive under the Stock Plan within 90 days of the Effective Date of his renewed Employment Agreement of a nonqualified option to purchase shares of DSEN's common stock at a per share price equal to the fair market value of the common stock on the grant date (which will be the Effective Date) and an exercise period equal to five (5) years (the "Initial Option").
   (3)Executive received 12,292 shares for unpaid salary which was converted to common stock restricted stock.
   (4)Executive granted an option award of 50,000 shares per paragraph 3.b of Employment Agreement date June 2002.

EMPLOYMENT AGREEMENTS

Executive Officers Employment Agreements.

Effective January 1, 2004, we entered into separate renewed employment agreements with our Chief Executive Officer, Murray N. Conradie; our Chief Operating Officer and President of Datascension International, Inc (subsidiary) David S. Kincer; our Chief Financial Officer, Jason F. Griffith and our Vice President of Datascension International, Inc (subsidiary) Joseph Harmon. The four employment agreements are substantially similar and each provides for the following:

       *     employment as one of our executives;

       *      an  annual  base salary of $150,000 with eligibility  to  receive
annual increases  as  determined   in  the  sole   discretion  of the  Board of
Directors for Mr. Conradie and Mr. Kincer;

      * an annual base salary of $75,000 and $76,500 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors for Mr. Griffith and Mr. Harmon respectively;

      * an annual cash bonus, which will be awarded upon the achievement of specified pre-tax operating income;

       *      participation   in  all  welfare,  benefit  and  incentive  plans
(including equity based compensation plans) offered to senior management;

       * a term of employment which commenced on January 1, 2004 and continues through the fifth anniversary thereof. The agreement provides that, in the event of termination by us "without cause" or by the executive for "good reason" (which includes a "Change of Control"), the executive will be entitled to receive from us:

      (i) The Executive shall be entitled to a lump sum payment, within 60 days following termination of his employment, of (A) two times his then current Base Salary, plus (B) two times the average annual Incentive Bonus paid to or earned by the Executive (whichever is larger) during the three previous fiscal years during the Agreement Term or, if there have not been three previous fiscal years during the Agreement Term, such fewer number of fiscal years as shall have occurred during the Agreement Term;

            Employed 5 years or more, then 100% of (i)
            Employed 4 years or more, but less than 5 years; then 75% of (i) Employed 3 years or more, but less than 4 years; then 50% of (i) Employed 2 years or more, but less than 3 years; then 25% of (i) Employed 1 year or more, but less than 2 years; then 10% of (i) Employed less than 1 year, only what is currently due

The terms of Sections (ii), (iii) and (iv) will not be affected  by  length  of
employment  of  Executive.   Employment with DSEN will be defined as the period
Executive has been employed by DSEN or its subsidiaries.

      (ii)  The Executive and  his  eligible  dependents  shall  be entitled to continued participation, at no cost to the Executive or his eligible dependents, in all medical, dental, vision and hospitalization insurance coverage, until the earlier of 18 months following termination of employment or the date on which he receives equivalent coverage and benefits from a subsequent employer. The time period described in this Section shall run concurrently with the COBRA rights of the Executive and his eligible dependents.

      (iii) All outstanding unvested stock options granted to the Executive prior to his termination of employment shall vest, become immediately exercisable and shall expire, if not exercised, at the earlier of the third anniversary of such termination of employment or the "expiration date" set forth in the applicable stock option agreement.

      (iv) All outstanding unvested restricted shares of the DSEN's stock awarded to the Executive prior to his termination of employment shall vest immediately upon the Executive's termination of employment.

The Executives have also been granted the following initial restricted stock and initial option awards as part of their Employment Agreements.

(a) Initial Restricted Stock Award. DSEN shall make an initial signing award to the Executive as of the Effective Date of restricted shares of DSEN's common stock under and subject to the terms and conditions of the Stock Compensation Plan (the "Stock Plan"). The Executive shall vest in 50% of such shares on the 90th day following the Effective Date and 50% on the six month anniversary of the Effective Date. The amounts granted under this initial restricted award are as follows:

                  Murray N. Conradie 100,000 shares
                  David S. Kincer    100,000 shares
                  Joseph Harmon       50,000 shares
                  Jason F. Griffith   50,000 shares

(b) Initial Option Award. DSEN shall make an award to the Executive under the Stock Plan within 90 days of the Effective Date of a nonqualified option to purchase shares of DSEN's common stock at a per share price equal to the fair market value of the common stock on the grant date (which will be the Effective
Date) and an exercise period equal to five (5) years (the "Initial Option"). The amounts granted under this initial option award are as follows:

                  Murray N. Conradie 540,000 shares
                  David S. Kincer    540,000 shares
                  Jason F. Griffith  270,000 shares
                  Joseph Harmon      135,000 shares

OPTIONS GRANTED IN LAST FISCAL YEAR

No options to purchase Common Stock of DSEN have been granted to the executive officers other than those described above in the section titled Employment Agreements.

FISCAL YEAR-END OPTION EXERCISES AND OPTION VALUES

No options to purchase Common Stock of DSEN have been granted to the executive officers other than those described above in the section titled Employment Agreements.

EMPLOYEE COMPENSATION

We  do  not  yet  have  a  compensation   committee  that  approves  or  offers
recommendations on compensation for our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known DSEN with respect to the beneficial ownership DSEN's common stock as of September 30, 2004 by (i) each person who is known by DSEN to own beneficially more than 5% of DSEN's common stock, (ii) each of DSEN's directors and executive officers, and (iii) all officers and directors of DSEN as a group. Except as otherwise listed below, the address of each person is c/o Datascension, Inc. 6330 McLeod Drive, Suite 1, Las Vegas, Nevada 89120.

               Name and Address
Class        of Beneficial Owner      Number of Shares   Percent Owned (1)
------    -------------------------   ----------------   -----------------
Common    Murray N. Conradie             2,450,469*         15.3%
Common    David Scott Kincer             2,127,697*         13.3%
Common    Jason F. Griffith                 62,292*          .004%
Common    Joseph Harmon                    200,556*          1.2%
							   -------
Common    Directors as a group                              29.8%

Common    Edward Dale Tschiggfrie        1,004,962*         6.3%


* Post split

(1) Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and post split outstanding shares of 15,944,790 and the total number of shares owned by each person is calculated as of September 30, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From 1987 through 1994, Murray N. Conradie, current President/CEO of Nutek, held the position of President and Director of Century Clocks in South Africa.

In 1999, as President of Nutek, Inc., he negotiated a purchase agreement with Century Clocks of South Africa, where he received 1,050,000 common shares of restricted stock from Nutek, Inc.

Through a Board Resolution, DSEN hired the professional services of Gary V. Campbell, CPA, Ltd., to perform audited financials for DSEN. Gary V. Campbell, CPA, Ltd. owns no stock in DSEN. DSEN has no formal contracts with its accountants; they are paid on a fee for service basis. The fees paid to date were paid in cash.

DESCRIPTION OF SECURITIES

A. Common Stock

Authorized stock. 200,000,000 shares authorized; 15,944,790 post split shares issued, 15,848,956 post split outstanding at September 30, 2004.

(1) Description of Rights and Liabilities of Common Stockholders

i. Dividend Rights - The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors of DSEN may from time to time determine.

ii. Voting Rights - Each holder of DSEN's common stock are entitled to one vote for each share held of record on all matters submitted to the vote of
stockholders,  including  the   election  of  directors.  All  voting  is  non-
cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

iii. Liquidation Rights - Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets of available for distribution to such holders.

iv. Preemptive Rights - Holders of common stock are not entitled to preemptive rights.

v. Conversion Rights - No shares of common stock are currently subject to outstanding options, warrants, or other convertible securities.

vi. Redemption rights - no redemption rights exist for shares of common stock.

vii. Sinking Fund Provisions - No sinking fund provisions exist.

viii. Further Liability For Calls - No shares of common stock are subject to further call or assessment by the issuer. DSEN has not issued stock options as of the date of this Registration Statement.

(2) Potential Liabilities of Common Stockholders to State and Local Authorities

No material potential liabilities are anticipated to be imposed on stockholders under state statues. Certain Nevada regulations, however, require regulation of beneficial owners of more than 5% of the voting securities. Stockholders that fall into this category, therefore, may be subject to fines in circumstances where non-compliance with these regulations are established.

B.  Preferred Stock Series B

Preferred stock, $0.001 par value, 20,000,000 shares authorized; 505,900 Series B shares issued and outstanding at September 30, 2004

(1) Description of Rights and Liabilities of Preferred Stockholders

i. Dividend Rights - The holders of outstanding shares of Preferred stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors of DSEN may from time to time determine. Series B shares have annual dividends of $.15 a share payable quarterly. All of the shares outstanding were to be redeemed at $1.00 a share (pre reverse) plus all accrued dividends prior to December 31, 1993. This has been extended by mutual agreement. Series B shares have annual dividends of $.15 a share payable quarterly. They are convertible to common shares on a one for one basis at the holders' option.

ii. Voting Rights - The holders of record of said shares of Series B Preferred Stock shall be entitled to one vote per share at all meetings of, shareholders of the Corporation. The holders of record shares of the Series B Preferred Stock shall vote such shares together with the holders of the Corporation's Common Stock, and not as a separate class. The board of directors may issue shares for consideration of previously authorized but unissued preferred stock without future stockholder action.

iii. Liquidation Rights - In case of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary or in any instance, the holders of record of shares of the Series B Preferred Stock then outstanding shall be entitled to participate in the distributions, either in cash or in kind, of the assets of the corporation on a priority basis but only to, the extent of outstanding shares of Preferred Stock multiplied by its par value per share. Series B shares have priority over the common shares in the event of a DSEN liquidation.

iv. Preemptive Rights - The holders of the shares of Series B Preferred Stock will have no preemptive, redemption or other rights other that as established by applicable corporate law.

v. Conversion Rights - The Preferred shares can be converted after a holding period of one year at the rate of 10 shares of Common Stock for each share of Preferred Stock converted. They are convertible to common shares on a one for one basis at the holders' option.

vi. Sinking Fund Provisions - No sinking fund provisions exist.

vii. Further Liability For Calls - No shares of Preferred stock are subject to further call or assessment by the issuer. DSEN has not issued stock options as of the date of this Registration Statement with the exception of those disclosed on page 31 of this document..

Treasury stock

There are 95,833 post split shares of treasury stock at September 30, 2004.

WARRANTS AND OPTIONS:

None at September 30, 2004 other than those disclosed in the Employment Agreement section.

PENNY STOCK DISCLOSURE REQUIREMENTS:

See discussion in risk factor section, page 16, with the heading "DSEN's common stock is subject to the "Penny Stock" rules of the SEC and the trading market in DSEN's securities is limited, which makes transactions in DSEN's stock cumbersome and may reduce the value of an investment in DSEN's stock."

SELLING SHAREHOLDERS

SHARES ELIGIBLE FOR FUTURE SALE

On the date of this offering, DSEN has issued 28,944,790 shares of Common Stock. Sales of a substantial number of shares of DSEN's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. DSEN is registering with this document 13,000,000 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act. 9,875,000 of the underlying common shares that are being registered through this document pertain to a $350,000 Convertible Debenture issued to Alpha Capital Aktiengesellschaft, a $775,000 Convertible Debenture issued to theLongview Fund LP, a $525,000 Convertible Debenture issued to the Longview Equity Fund, LP, and a $225,000 Convertible Debenture issued to the Longview International Equity Fund LP.

This statement also includes the registration of 3,125,000 warrants with an exercise price of $0.30 per share. These shares are related to the convertible debentures issued above.

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with {section} 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

RECENT FINANCING

On November 17, 2004, DSEN issued an aggregate of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement") to the following: $350,000 Convertible Debenture to Alpha Capital Aktiengesellschaft, $525,000 Convertible Debenture to the Longview Equity Fund LP, $775,000 Convertible Debenture to the Longview Fund LP., and $225,000 Convertible Debenture to the Longview International Equity Fund, LP. DSEN shall reduce the principal amount of the note by 1/32nd per month starting 120 days after the closing, payable in cash or registered stock as described below. If such amortization is in cash, the payment will be at 104% of the monthly principal amortization amount.

The note holders and DSEN must convert the principal amortization and interest payments through common stock if the market price for the stock at the time of payment is 15% above the fixed conversion price of $.30 per share.

If the market price of the stock is 1) at or below 15% above the fixed Conversion Price or 2) below the fixed $.30 fixed conversion price at the time of payment, then DSEN may elect to pay the principal amortization in stock at a price equal to 85% of the average of the five (5) lowest closing bid prices of the stock over the previous twenty (20) trading days.

Each subscriber of convertible debentures (Alpha Capital Aktiengesellschaft, Longview Equity Fund LP, Longview Fund LP and Longview International Equity Fund, LP shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the Subscriber and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Subscriber and its affiliates of more than 4.99% of the outstanding shares of common stock of DSEN on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The foregoing limitation shall be calculated as of each Conversion Date. Aggregate Conversions over time shall not be limited to 4.99%. The Holder may void the Conversion Share limitation upon 61 days prior notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

Further, on November 17, 2004, DSEN issued common stock purchase warrants to purchase 3,125,000 shares of DSEN common stock to the above note holders, at an exercise price of $.30 per share.

SELLING SHAREHOLDER TABLE

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder nor will we receive proceeds from the exercise of the warrants.

Assuming the Selling Stockholder sells all the shares registered below, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.


Selling Stockholder             Shares Beneficially Owned  Shares Offered   Shares Beneficially Owned After Offering If All
                                Prior to the Offering      For Sale (6)     Offered Shares Are Sold
                                Number of     Percentage                   Number of Shares            Percentage
                                Shares        (5)
Alpha Capital Aktiengesellschaft  2,426,666       8.3%        2,426,666                 0                        0%
(1)
Longview Fund LP (2)              5,373,334      18.6%        5,373,334                 0                        0%
Longview Equity Fund, LP (3)      3,640,000      11.9%        3,640,000                 0                        0%
Longview International Equity     1,560,000       5.4%        1,560,000                 0                        0%
Fund, LP (4)

* The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The above investors do not hold any position or office, nor has had any material relationship with us or any of our affiliates within the past three years

      The selling shareholders are not a broker-dealers or affiliates of a broker-dealer.

(1) Alpha Capital Aktiengesellschaft: In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Konard Ackerman may be deemed the control person of the shares owned by such entity. ALPHA Capital AG is a private investment fund that is owned by all its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock being registered hereto.

(2) Longview Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(3) Longview Equity Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Equity Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(4) Longview International Equity Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview International Equity Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(5) Percentages are based on 28,944,790 shares of our common stock issued as of September 30, 2004.

(6) This column represents the total number of shares of common stock that each selling security holder intends to sell based on the current market price at the time the registration statement was first filed.

PLAN OF DISTRIBUTION

Each selling stockholders will most likely sell their shares on the open market. Our stock is quoted on the OTCBB under the symbol DSEN.

Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

         - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

         - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         - Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

         - An exchange distribution following the rules of the applicable exchange

         -  Privately negotiated transactions

         - Short sales or sales of shares not previously owned by the seller

         - Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

         - A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in

         - Short selling against the box, which is making a short sale when the seller already owns the shares.

         - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

         - Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following selling shareholder is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

         -  Alpha Capital Aktiengesellschaft
         -  Longview Fund LP
         -  Longview Equity Fund LP
         -  Longview International Equity Fund, LP

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify DSEN and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL PROCEEDINGS

Prior Landlord Lawsuit - 2003: The previous facility leased by Registrant in Henderson Nevada was leased for the purpose of consolidating all the operations into one location. A prior tenant of the premises had vacated the premises leaving fixtures that occupied approximately 50% of the floor space in the warehouse. The landlord had agreed to have this equipment removed within 90 days. This did not occur and after 14 months, when the equipment had not been removed from the premises; a decision was made to find alternate premises and terminate the lease for cause. This court case went to trial during January of 2004 and the courts found in favor of the prior landlord for the amount owed to them through the time necessary to re-let the premises to a new tenant. The Registrant had recorded this as a contingency and expensed this in 2003. This judgment has subsequently been settled.

EXPERTS

The financial statements of DSEN at December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Gary V. Campbell, CPA, Ltd., Certified Public Accountants, our independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Naccarato & Associates, Owen Naccarato, Esq.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Murray Conradie, Chairmen and Chief Executive Officer

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement; you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

FINANCIAL STATEMENTS

OUR FINANCIAL STATEMENTS BEGIN ON PAGE F-1

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

                                  NUTEK, INC.

                      CONSOLIDATED FINANCIAL  STATEMENTS

                            FOR  THE  YEARS  ENDED
                        DECEMBER  31,  2003  AND  2002

                                  NUTEK, INC.

                               TABLE OF CONTENTS



                                                                  PAGE

INDEPENDENT AUDITORS' REPORT                                        F1

CONSOLIDATED FINANCIAL STATEMENTS:

      Consolidated Balance Sheets                               F2 - F3

      Consolidated Statements of Income                            F4

      Consolidated Statement of Changes in Stockholders' Equity F5 - F6

      Consolidated Statements of Cash Flows                     F7 - F8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     F9 - F17

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Nutek, Inc.
Las Vegas, Nevada


We have audited the accompanying consolidated balance sheets of Nutek, Inc., (a Nevada corporation), as of December 31, 2003 and 2002 (adjusted), and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutek, Inc., as of December 31, 2003 and 2002 (adjusted), and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Gary V. Campbell, CPA, Ltd.

Las Vegas, Nevada
March 30, 2004
                                                                            F1

				NUTEK INC.
			     BALANCE SHEETS
		     AS OF DECEMBER 31, 2003 AND 2002 (Adjusted)


ASSETS

                                               2003        2002
CURRENT ASSETS:
Cash                                           $122,891     $44,371
Accounts receivable                           1,087,694   1,293,722
Inventory                                       227,997     222,890
Accrued income                                   11,200      11,200
Prepaid expenses                                194,623     119,408
Note receivable, related party                    1,250       7,500
Current portion of notes receivable             451,054     753,206
					      ---------	  ---------
                                              2,096,709   2,452,297

Property and Equipment, net of
  accumulated depreciation                    3,374,421   2,953,336

OTHER ASSETS:

Notes receivable, net of current portion          5,800       5,800
Patent rights acquired, net of amortization     561,262     561,262
Long-term investment                              8,000       8,000
Website assets, net of amortization              29,340      19,654
Customer lists, net of amortization              43,611      43,583
Patterns-designs, net of amortization            44,583      44,488
Packaging design-artwork, net of amortization    86,512      69,687
Deposits                                         51,892      30,284
Goodwill                                      1,692,782   1,692,782
Trademarks                                        8,000       8,000
Licensing fees                                   50,000      50,000
					      ---------	  ---------
                                              2,581,782   2,533,540

TOTAL ASSETS                                 $8,052,912  $7,939,173
					     ==========	 ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY

                                               2003        2002
CURRENT LIABILITIES:
Accounts payable                             $  278,022  $  591,723
Accrued expenses                                182,377     153,233
Accrued lawsuit liability                       338,461           -
Line of credit	                                449,650     373,800
Notes payable, related party                    328,540     170,000
Current portion of long-term notes payable      102,033     123,418
					      ---------	  ---------
TOTAL CURRENT LIABILITIES                     1,679,083   1,412,174


Long-term notes payable, net of
  current portion                                16,565      58,173
Bonds Payable                                         -     170,411
					      ---------	  ---------
Total long-term debt                             16,565     228,584
					      ---------	  ---------

TOTAL LIABILITIES                             1,695,648   1,640,758
					      ---------	  ---------

STOCKHOLDERS' EQUITY:
Common stock:

Common stock, $0.001 par value, 200,000,000
  shares authorized; 151,510,402 shares issued,
  150,552,069 and 88,973,910 outstanding at
  December 31, 2003 and 2002, respectively.     150,554      88,974

Preferred stock Series A:
  Preferred stock, $0.001 par value, 10,000,000
  shares authorized; 0 and 559,500
  Series A shares issued and outstanding at
  December 31, 2003 and 2002, respectively.           -         560

Preferred stock Series B:
  Preferred stock, $0.001 par value, 10,000,000
  shares authorized; 508,500
  Series B shares issued and outstanding at
  December 31, 2003 and 2002, respectively.         509         509

Additional paid-in capital-common stock      10,802,058   7,555,558
Additional paid-in capital-preferred Series A         -   3,021,131
Additional paid-in capital-preferred Series B   507,992     507,992
Noncontrolling interest in subsidiary
    of Nutek Oil, Inc. 			        311,137     355,782
Subscriptions receivable                       (153,750)   (153,750)
Treasury stock, at cost; 958,333 shares at
  December 31, 2003 and 2002, respectively.    (134,388)   (134,388)
Accumulated deficit                          (5,126,848) (4,943,953)
					      ---------	  ---------
    Total stockholders' equity                6,357,264   6,298,415
					      ---------	  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $8,052,912  $7,939,173
					     ==========	 ==========

	  	The accompanying notes to the financial statements are
		    an integral part of these financial statements.




				NUTEK INC.
			  STATEMENT OF OPERATIONS
	      FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002 (Adjusted)



                  		    2003       2002

Revenues          		  $7,057,087 $6,594,154

COST OF GOODS SOLD 		   4,039,344  2,561,803
		  		  ----------  ---------
GROSS PROFIT       		   3,017,743  4,032,351

EXPENSES:
General and Administrative	   2,633,934  3,437,699
Depreciation and Amortization        276,593    224,042
				   ---------  ---------
  Total Expenses	           2,910,527  3,661,741
			    	   ---------  ---------
Operating Income                     107,216    370,610

Other Income (Expense)
Interest income    		       1,898      1,729
Forgiveness of debt 		      99,274    140,227
Interest expense 		     (97,728)   (73,890)
Other income                          17,352      3,634
Minority interest, Nutek Oil          26,593     16,818
Gain on Disposition of asset               -       (715)
				   ----------  ---------
  Total Other Income (Expense)        47,389     87,803
				   ----------  ---------
Net Income before Contingencies    $ 154,605    $458,413

Contingency Accruals		   $(292,500)          -
Lawsuit Liability		     (45,000)	       -
				   ----------  ---------
Net Income after Contingencies     $(182,895)   $458,413
				   ==========  =========
Basic weighted average number of
  common shares outstanding	   96,172,507 81,317,756

Diluted weighted average number of
  common shares outstanding	   96,172,507 141,427,000

Basic Net Income (loss) per share    $(0.02)	$0.006

Diluted Net Income (loss) per share  $(0.02)	$0.004




	  	The accompanying notes to the financial statements are
		    an integral part of these financial statements.




						Nutek Inc.
				Statement of Changes in Stockholder's Equity
					    For the Years ended
					December 31, 2003 and 2002 (Adjusted)


                   Common        Common   Additional    Preferred  Preferred     Preferred - A     Preferred
                    Stock        Stock     Paid-in    Stock Shares   Stock         Add. Paid      Stock Shares
                   Shares        Amount    Capital      Series A   Series A       In Capital       Series B

Balances at
December 31, 2001 71,392,535       71,392  10,505,593      596,408        596                 -        793,500

Issuance of
common
stock for            850,000          850           -            -          -                 -              -
settlement of
lawsuit

Cancellation of            -            -         285            -          -                 -      (285,000)
Preferred Shares

Forgiveness of        53,535           54       1,284            -          -                 -              -
Debt

Stock Issued for     913,533          914      24,298            -          -                 -              -
Services

Prior period               -            -   (108,850)            -          -                 -              -
adjustment

Reversal of                -            -   (180,000)            -          -                 -              -
Electrostatic
Purch.

Purchase of Sin   13,517,240       13,517     966,483            -          -                 -              -
Fronteras

Reclassification
of Prepaid
Expense to                                          -            -          -                 -              -
Subscribed Stock

Stock Issued to      297,915          298       7,202            -          -                 -              -
Employees

Purchase of                -            -           -            -          -                 -              -
Treasury Stock

Sale of Stock      1,949,152        1,949      68,350            -          -                 -              -

Allocate APIC to           -            - (3,729,087)            -          -         3,221,095              -
Preferred Shares

Retirement of              -            -           -     (36,900)       (37)      (199,963.10)              -
Preferred

Exchange of
Subsidiary Stock
for Note Payable           -            -           -            -          -                 -              -

Allocation of
Minority Interest
In Subsidiary              -            -           -            -          -                 -              -
Earnings

Net Profit (Loss)
for Year
Ended December             -            -           -            -          -                 -              -
31, 2002

Balance at        88,973,910       88,974   7,555,559      559,508        560         3,021,132        508,500
December 31, 2002


Sale of Stock      3,638,889        3,629     113,408            -          -                 -      	     -


Issuance for settlement
 of bonds	   1,683,741        1,684     106,507            -          -                 -              -

Stock Issued for   5,504,729        5,505     192,055            -          -                 -              -
Services

Retirement of              -            -           -     (52,000)       (52)         (136,357)              -
Preferred

Preferred Shares
  Converted   	  50,750,800       50,752  2,834,532     (507,508)	(508)  	    (2,884,774)              -

Allocation of
Minority Interest
In Subsidiary              -            -           -            -          -                 -              -
Earnings

Net Profit (Loss)
for Year
Ended December             -            -           -            -          -                 -              -
31, 2003

Balance at       150,552,069      $150,554  10,802,058       	 -          -        	      -		     -
December 31, 2003


	  The accompanying notes to the financial statements are an integral part of these financial statements.



						- F5 -



						Nutek Inc.
				Statement of Changes in Stockholder's Equity (cont.)
					    For the Years ended
					December 31, 2003 and 2002


                  Preferred    Preferred                                 Non-Controlling
                                  - B
                    Stock      Add. Paid   Treasury     Subscribed      Interest In        Income    Total
                  Series B     In Capital   Stock         Stock        Subsidiary        Deficit     Equity

Balances at
December 31, 2001        794            -    (52,388)            -          -         (5,205,454)     5,320,534

Issuance of
common
stock for                  -            -           -            -          -              -              850
settlement of
lawsuit

Cancellation of        (285)            -           -            -          -                 -   	     -
Preferred Shares

Forgiveness of             -            -           -            -          -              -            1,338
Debt

Stock Issued for           -            -           -      (3,750)          -          (11,162)        10,300
Services

Prior period               -            -           -            -          -          (185,750)      (294,600)
adjustment

Reversal of                -            -           -            -          -                -        (180,000)
Electrostatic
Purch.

Purchase of Sin            -            -           -            -          -                -         980,000
Fronteras

Reclassification
of Prepaid
Expense to                 -            -           -    (150,000)          -               -         (150,000)
Subscribed Stock

Stock Issued to            -            -           -            -          -                 -          7,500
Employees

Purchase of                -            -    (82,000)            -          -                 -       (82,000)
Treasury Stock

Sale of Stock              -            -           -            -          -                -           70,299

Allocate APIC to           -      507,991                        -          -                -     	     -
Preferred Shares

Retirement of              -            -           -            -          -               -          (200,000)
Preferred

Exchange of
Subsidiary Stock
for Note Payable           -            -           -            -          -           372,601         372,601

Allocation of
Minority Interest
In Subsidiary              -            -           -            -          -          (16,819)         (16,819)
Earnings

Net Profit (Loss)
for Year
Ended December             -            -           -            -          -          458,413          458,413
31, 2002

Balance at               509      507,992   (134,388)    (153,750)     55,782      $(4,943,953)	      $6,298,415
December 31, 2002

Sale of Stock      	   -    	-    	    -            -          -     	     -	     $ 117,047

Issuance for settlement
 of bonds	    	   -		-           -            -          -        	     -	       108,191

Stock Issued for  	   -		-	    -		 -	    -	             -	       197,560
Services

Retirement of      	   -		-	    -		 -	    -	             -	      (136,409)
Preferred

Preferred Shares
  Converted   	   	   -		-	    -		 -	    -	             -	            -

Allocation of
Minority Interest
In Subsidiary              -            -           -            -      (26,593)              -	            -
Earnings

Change in Nutek Oil
  Ownership	           -            -           -            -      (18,052)              -		   -

Net Profit (Loss)
for Year
Ended December             -            -           -            -          -          (182,895)     (182,895)
31, 2003

Balance at       	 509      $507,992    $134,388    $(153,750)    $311,137    $(5,126,848)  $6,357,264
December 31, 2003





	  	The accompanying notes to the financial statements are
		    an integral part of these financial statements.


				NUTEK INC.
		         STATEMENT OF CASH FLOWS
	 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 (Adjusted)




                                             2003       2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from operations                  $(182,895) $458,413
Adjustments to reconcile net income to net
  cash provided by operating activities:
Non-controlling interest in subsidiary	     (44,645)	     -
Services received for stock                    61,153 (138,850)
Depreciation and amortization                 276,593   224,042
Loss on disposal of assets                          -       715
Forgiveness of debt                          (62,217)         -
Bad debt expense                                    -     2,500
(Increase) decrease in accounts receivable    206,027 (632,219)
(Increase) decrease in inventory              (5,108)  (59,884)
Increase in prepaid expenses                 (75,216) (101,800)
Increase in deposits                         (21,608)  (16,569)
Increase in accounts payable                (313,704)   195,104
Increase (decrease) in accrued expenses        29,024 (111,111)
					    --------- ---------
 Net cash provided (used) by operating      (132,596) (179,659)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments received on notes receivable        308,402    29,494
Purchase of property and equipment           (90,290) (163,538)
Purchase of intangible assets                (23,897)   (9,870)
					    --------- ---------
 Net cash provided (used) by investing       194,215  (143,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of capital stock                    117,045    70,300
Retirement of preferred stock               	   -   (50,000)
Increase (decrease) in notes payable        (175,992)  (86,766)
Proceeds from line of credit                  75,850    373,800
					    --------- ---------
 Net cash provided (used) by financing        16,901   307,334


BALANCE, BEGINNING                            44,371    60,610

NET INCREASE (DECREASE) IN CASH               78,520   (16,239)

BALANCE, ENDING                            $ 122,891  $  44,371

INTEREST PAID                              $  97,728  $  73,890
TAXES PAID                                 $       -  $      -


   SUMMARY OF NON-CASH TRANSACTIONS

   The Company acquired $82,000 in treasury stock in exchange for marketable securities with a fair market value of $72,000 and legal expense in the amount of $10,000 in 2002.

   During the year ended December 31, 2002 the Company issued subscribed stock in exchange for prepaid expenses in the amount of $150,000.

   Sin Fronteras, Inc. was acquired on May 13, 2002 in exchange for outstanding common stock. The Company recorded goodwill in the amount of $230,000 and a note receivable in the amount of $750,000 in connection with the acquisition.

  During the year ended December 31,2002 the Company reversed the Electrostatic
   Solutions, Inc. purchase, reducing long-term investments and additional paid in capital by $180,000.

   Bonds payable in the amount of $170,411 were converted into $5,505 of common stock and $192,055 of additional paid in capital during 2003.

   559,500 shares of series A preferred stock were converted to $50,752 of common stock and $2,234,530 of additional paid in capital.

   Office equipment in the amount of $610,000 was acquired during 2003 through the use of long-term notes payable.



                                  NUTEK, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

   Nutek, Inc. was incorporated in August 1991 under the laws of the State of Nevada as Nutek, Inc. (the "Company") and is engaged in multiple industries.

   SRC International, Inc. was incorporated on June 20, 1997 in Illinois. SRC International, Inc. manufactures "Super Glide," a rail covering made of extremely durable, super-slick space age polymer, designed to reduce friction between the rails and hangers in the dry cleaning and garment industries.

   Century Innovations, Inc. is a Nevada Corporation formed by Nutek, Inc. The company markets the backup light switch cover called "TekPlate".

   Kristi & Co., a Nevada corporation, was incorporated on September 13, 1999. The Company markets women's resort wear. The company purchased clothing designs and design groups on January 6, 2000.

   Nutek Oil, Inc. was incorporated on December 3, 1998. The company is in the oil producing business and purchased selected equipment and assets on February 23, 2000 from Clipper Operating Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF ACCOUNTING
   The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenue is recognized when earned and expenses are recognized when incurred. The Company operates on a December 31 year end.

   CASH AND CASH EQUIVALENTS
   Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

   INVESTMENTS AND MARKETABLE SECURITIES
   The Company has adopted FASB No. 115. Equity securities are classified as available for sales and report at fair value.

   Investments are recorded at the lower of cost or market. Any reductions in market value below cost are shown as unrealized losses in the consolidated statement of operations.

   CONSOLIDATION POLICY
   The accompanying consolidated financial statements include the accounts of Nutek, Inc. and its different business segments: SRC International, Inc., Century Innovations, Inc., Kristi & Co., Datascension, Inc., and Nutek Oil, Inc. All significant inter-company balances and transactions have been eliminated.

   INVENTORY VALUATION
   Inventories are stated at the lower of cost or market, cost being determined on the first in, first out (FIFO) basis.

                                  NUTEK, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   USE OF ESTIMATES
   The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

   DIVIDEND POLICY
   The Company has not yet adopted any policy regarding payment of dividends. The Company has authorized 20,000,000 shares of preferred stock with a par value of $0.001. 508,500 shares have been issued as Series B shares for cash at $1.00 a share at December 31, 2003 and 2002, respectively.

   Preferred shares have the same voting rights as the common shares but have priority in the event of company liquidation. All of the series B shares outstanding were to be redeemed at $1.00 a share plus all accrued dividends prior to December 31, 1993. This has been extended by mutual agreement. Series B shares have annual dividends of $.15 per share that are payable quarterly. They are convertible to common shares on a one-for-one basis at the stockholders' option.

   COMPREHENSIVE INCOME
   Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), requires that total comprehensive income be reported in the financial statements. The Company does not have any items considered to be other comprehensive income for the years ended December 31, 2003 and 2002.

   FIXED ASSETS
   Fixed assets are stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized at that time.

   Depreciation is computed primarily on the straight-line method for financial statement purposes over the following estimated useful lives:

           Computer equipment                     5 years
           Office equipment                       5 years
           Factory equipment                      7 years
           Furniture and fixtures                 7 years
           Drilling equipment                    20 years
           Equipment and machinery               20 years
           Molds and tooling                     20 years

   All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

   REVENUE RECOGNITION
   Revenues are considered earned when sales of goods are shipped and contracts are complete. Revenues from Nutek Oil, Inc. are recorded using the sales method.

                                                                           F10

                                  NUTEK, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   ACCOUNTS RECEIVABLE
   The Company considers accounts receivable to be fully collectible; and accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

   INTANGIBLE ASSETS
   The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and other indefinite lived intangible assets are no longer amortized, but renewed annually, or sooner if deemed necessary, for impairment. Under guidance from SFAS No. 142, management has determined that as the major intangible asset, the value of the electric light switch, purchased late in 1999, has not significantly decreased and there has been no reduction in the usefulness of the asset as of December 31, 2003.

   The following intangible assets have also been assessed under guidance from SFAS No. 142, and concluded that they have not significantly decreased and there has been no reduction in the usefulness of the assets as of December 31, 2003: clothing patterns and designs, artwork, customer lists, packaging designs, patents, and trademarks.

   NET INCOME PER SHARE
   Basic net income per share is computed using the weighted average number of shares of common stock outstanding for the period end. The net income
   (loss) for the period end is divided by the weighted average number of shares outstanding for that period to arrive at earnings per share.

   Diluted net income per share reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

   CONCENTRATIONS OF CREDIT RISK
   Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

   One of the Company's segments, Nutek Oil, Inc., operates in one segment, the oil and gas industry. The segment's customers are located within the United States of America. Financial instruments that subject the segment to credit risk consist principally of oil and gas sales which are based solely on a short-term purchase contracts from Shell Trading (US) Company with related accounts receivable subject to credit risk.

   During the years ended December 31, 2003 and 2002 Shell Trading (US) Company accounted for 100% of the Company's oil revenues.

   CONCENTRATIONS OF CREDIT RISK (CONTINUED)
   Management does not believe the loss of Shell Trading (US) Company would materially affect the ability to sell the oil.

                                                                           F11

                                  NUTEK, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   COMPENSATED ABSENCES
   The Company has made no accrual for vacation or sick pay because the Company
   does not provide for these benefits.   Therefore, the amount of compensation
   is not reasonably estimable.

   ADVERTISING
   Advertising  costs  are  expensed when incurred.   Advertising  expense  was
   $7,590 and $24,871 for 2003 and 2002, respectively.

   RESEARCH AND DEVELOPMENT
   The Company expenses its research and development in the periods incurred.

   RECLASSIFICATIONS
   Certain reclassifications have been made to the December 31, 2002 amounts to
   conform to the December 31,  2003  financial  statement  presentation.   The
   reclassifications had no effect on net income.

NOTE 3 - PROPERTY AND EQUIPMENT

   Property and equipment is made up of the following:

                                                    2003        2002

           Drilling equipment                  $   138,220 $  138,220
           Factory equipment                         1,381      1,381
           Equipment and machinery               1,780,955  1,779,144
           Molds and tooling                       758,064    758,065
           Office equipment                      1,014,828    380,800
           Trade show booths                         6,150      6,150
           Leasehold improvements                  553,241    488,789
           Accumulated depreciation              (878,418)   (599,213)
						----------  ----------
                                               $ 3,374,421 $2,953,336

NOTE 4 - LONG-TERM NOTES PAYABLE

   The Company entered into agreements for long-term notes payable. Long-term notes payable consists of the following terms at December 31, 2003:

     Note payable to a vendor, no specific repayment
     terms, interest at 12% annually through February
     2005.  The loan is secured by stock in Nutek Oil, Inc.  $    53,445

     Note payable to a vendor, no specific repayment
     terms and no stated interest rate.  Secured by assets
     through 2004.                                                40,000

     Note payable to a vendor, monthly payments
     of $348, inclusive of 7% annual interest through
     September 2006, secured by equipment.                        10,153

     Note payable to a vendor, monthly payments
     of $906, inclusive of 12% annual interest through
     February 2006.  Secured by equipment.                        15,000
                                                                 118,598
      Less current portion                                      (102,033)
							    -------------
                                                            $     16,565

   Principal maturities at December 31 are as follows:
                2004                                      $   102,033
                2005                                           13,847
                2006                                            2,718
                2007                                             -
                2008                                             -
							    ---------
                                                          $   118,598

NOTE 5 - INCOME TAXES

   Deferred income taxes result from timing differences in the recognition of expense for tax and financial statement purposes. Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes", (SFAS 109) requires deferred tax liabilities or assets at the end of each period to be determined using the tax rate expected to be in effect when taxes are actually paid of recovered. The sources of those timing differences and the current tax effect of each were as follows:

                                                     2003       2002

           Depreciation and amortization     $   (599,991) $ (863,833)
           Net operating loss carryforward        813,496   1,041,913
           Valuation allowance                   (213,505)   (178,080)
						----------  ---------
                                             $          -  $        -

   The components of the net deferred tax asset at December 31, 2003 and 2002 under SFAS 109 are as follows:
                                                     2003       2002

            Depreciation and amortization    $   (599,991) $ (863,833)
            Net operating loss carryforward       813,496   1,041,913
            Valuation allowance                  (213,505)   (178,080)
						----------  ---------
                                             $          -  $        -
                                                                           F13

                                  NUTEK, INC.

NOTE 5 - INCOME TAXES (CONTINUED)

   Reconciliations between the actual tax expense and the amount computed by applying the U.S. Federal Income Tax rate to income before taxes are as follows:
                                             Percent of          Percent of
                                               Pretax             Pretax
                                       Amount   Income     Amount  Income

           Expected              $     72,591    34%     $(248,869) (34%)
           Valuation allowance        (72,591)  (34%)      248,869   34%
           Actual expense        $          -     0%     $     -     0%

   The net operating loss will begin to expire in 2021.

NOTE 7 - LINES OF CREDIT

   The Company has a line of credit agreement with a financial institution which provides maximum borrowing of $375,000. Interest on outstanding balances accrues at 7% and is payable monthly. The line has no specific expiration date and is secured by the personal guarantee of Murray Comradie and Scott Kincer.

   The Company has a line of credit agreement with a financial institution which provides maximum borrowing of $75,000. Interest on outstanding balances accrues at prime plus 2% and is payable monthly. The current interest rate at December 31, 2003 was 6%. The line must be renewed each year.

NOTE 8 - RELATED PARTY TRANSACTIONS

   The Company holds a note payable to a shareholder, in the amount of $48,375. This agreement has no specific repayment terms, and accrues 3% interest annually through June 2004. Accrued interest at December 31, 2003 is $3,375. This loan is unsecured.

   The Company holds a note payable to a shareholder, in the amount of $55,000. This agreement has no specific repayment terms, no annual interest, and no defined maturity date. This loan is unsecured.

   The Company holds a note payable to a shareholder, in the amount of $50,000. This agreement has no specific repayment terms, and accrued 10% interest annually through June 2004. This loan is unsecured. The accrued interest on this loan as of December 31, 2003 is $5,500.

   The Company holds a note payable to a shareholder in the amount of $20,000. This agreement has no specific repayment terms, and accrues 10% interest annually through June 2006. This loan is unsecured. The accrued interest on this loan as of December 31, 2003 is $1,500.

   The Company holds an outstanding note payable to a shareholder, in the amount of $50,000. This payable accrues interest at 10% annually through June 2006. All principal and interest is due in full on January 24, 2004. Subsequent to the balance sheet date, this note has been extended through January 2005.
                                                                           F14

                                  NUTEK, INC.

NOTE 8 - RELATED PARTY TRANSACTIONS (CONTINUED)

   The Company has an outstanding note payable to Murray Conradie, an officer, in the amount of $49,690. This payable has no stated interest rate and no specific repayment terms.

   The Company has an outstanding note payable to Scott Kincer, an officer,  in
   the  amount  of  $51,000.   This  payable has no stated interest rate and no
   specific repayment terms.

   The Company has an outstanding note payable to Jason Griffith, an officer, in the amount of $4,475. This payable has no stated interest rate and no specific repayment terms.

   The Company has an outstanding note receivable from a shareholder, in the amount of $451,054. This receivable has no stated interest rate due in full on or before April 30, 2004. This receivable is secured by company stock.

NOTE 9 - CONTINGENCIES AND COMMITMENTS

   SUBSCRIPTIONS RECEIVABLE
   The Company has received common stock subscriptions in the amount of $153,750. The Company reported this as part of a shareholder's equity.

   LEASES
   The Company is committed under several non-cancelable lease agreements for office space with various termination dates through 2011.

   At December 31, 2003, aggregate future minimum payments under these leases are as follows:

                2004                                      $   139,601
                2005                                          141,341
                2006                                          104,693
                2007                                          104,693
                2008                                          107,142
                Thereafter                                    201,529
						  	  -----------
                Total minimum lease payments              $ 2,051,274

NOTE 10 - ACQUISITIONS

   All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

   Patent rights for an electro static light switch were acquired August 27, 1999, for the fair market price of $1,000,000 from a non-related party. Payment was made by issuing 600,000 shares of restricted common stock valued at $.30 per share.
                                                                           F16

                                  NUTEK, INC.

NOTE 10 - ACQUISITIONS (CONTINUED)

   NUTEK OIL, INC.
   Some of the assets and leases of the Clipper Operating Company were acquired on February 23, 2000 with 2,064,348 shares of Nutek, Inc. stock at the current market price of $.31 representing $639,948; a note for $639,948 was issued for the balance of the purchase price. The purchase price of $1,279,896 was made up of mineral acreage for $454,959; equipment at market value $788,217, and gas pipeline at market value $36,720.

   SRC INTERNATIONAL, INC.
   This company was acquired for 1,000,000 shares of the company's common stock for all the outstanding stock of SRC International, Inc. in a transaction consummated on April 1, 1998. SRC International, Inc. manufactures "Super Glide," a rail covering made of an extremely durable, super-slick, space age polymer designed to reduce friction between rails and hangers in the dry cleaning and garment industries. The business combination has been accounted for under the pooling of interest method.

   CENTURY INNOVATIONS, INC.
   This company was incorporated in Nevada on January 15, 1999 by Nutek, Inc. On April 30, 1999, clock molds valued at $257,800 were acquired. Shares in the amount of 1,315,000 with a fair market value of $.12 totaling $157,800 plus notes payable in the amount of $100,000 was given in exchange for the clock molds.

   KRISTI & CO.
   This company was acquired January 6, 2000 for 250,000 shares of the Company's stock in exchange for the outstanding common stock of Kristi & Co., and a note payable in the amount of $50,000 which has been paid in full as of December 31, 2002. Kristi & Co. has the rights to certain women's resort wear clothing designs and design groups. Kristi & Co. plans to market these items and to continue creating new designs. Kristi & Co. was incorporated September 13, 1999. Kristi & Co. reported the rights and assets purchased from Kristi Hough at their historical cost of zero in a manner similar to a pooling of interest due to the common control of management, per APB Opinion 16. When Nutek, Inc. purchased Kristi & Co., the acquisition was booked at the estimated fair market value of those rights and assets which Kristi owned under the purchase method of accounting for business combinations per APB 16 as there was not a common control issue for this transaction. Accordingly, these designs and client lists were restated at their estimated fair market values per the best judgment of management.

   Management based its evaluation on the fact that these customer lists, designs, and patterns had previously generated revenues of approximately 18 months. Nutek, Inc. estimated the customer list at $50,000 and the designs and patterns at $50,000.

                                  NUTEK, INC.

NOTE 10 - ACQUISITIONS (CONTINUED)

   The Company anticipates selling these items since Kristi & Co. is no longer in business.

   DATASCENSION, INC.
   This company was acquired on July 2, 2001 for $2,000,000 of Nutek, Inc.'s restricted common stock in exchange for the outstanding common stock of Datascension, Inc. There were 27,500,000 shares issued. Of this amount, 20,911,111 has been converted to 209,111 shares of the Series A preferred stock. Datascension, Inc. is a premiere data solutions company representing unique expertise in collection, storage, processing, and interpretation of data.

   Sin Fronteras, Inc., a Costa Rican company, was acquired on May 13, 2002 for 13,517,241 shares of Nutek, Inc.'s common stock in exchange for the outstanding common stock of Sin Fronteras, Inc. at the fair market value of the average trading price of Nutek, Inc.'s stock for the five trading days prior to May 13, 2002 at the price of $0.0725. This acquisition entitled Nutek, Inc. to assume $750,000 of note receivable due to Sin Fronteras, Inc. No other assets or liabilities were assumed. The transaction was accounted for by the purchase method of accounting for business combinations.

NOTE 11 - WARRANTS AND OPTIONS

   The Company does not currently have any stock options issued. The Company has adopted FASB No. 123 and will account for stock issued for services and stock options under the fair value method.

NOTE 12 - MINORITY INTEREST IN SUBSIDIARIES

   The Company has accounted for minority  interest  in  Nutek Oil, Inc. in the
   amount  of  $26,593.   This amount represents the 21.15% interest  owned  by
   various individuals other then Nutek, Inc.

NOTE 13 - SUBSEQUENT EVENTS

   On January 26, 2004, Nutek, Inc. issued a press release announcing that the Company would be changing the Corporation name to Datascension, Inc., and required a mandatory share exchange. The Amended Bylaws of the Corporation additionally required all shares to include the name of the beneficial owner of the shares.

NOTE 14 - ARBITRATION AWARDS AND CONTINGENCIES

   During 2003, a suit was filed against the Company by a former employee which, subsequent to the balance sheet date, the district court awarded judgment in the amount of $81,700, including attorney fees. There is a verbal agreement for settlement for a reduced amount of $45,000.

   During 2003, a suit was filed against the Company by a former landlord which, as of the balance sheet date, the district court awarded judgment in the amount of $180,000, including attorney fees. The final payment terms and amount are currently being negotiated.

   During 2003, there was a dispute with the Company and another company for services previously rendered which, as of the balance sheet date, a refund for the services was made and the contract was cancelled in the amount of $112,500. Subsequent to the balance sheet date, this contingency has been settled for the amount which was accrued. No further work is being done with this client.

NOTE 15 - ENVIRONMENTAL MATTERS

   Various federal and state authorities have authority to regulate the exploration and developments of oil and gas and mineral properties with respect to environmental matters. Such laws and regulations, presently in effect or as a hereafter promulgated, may significantly affect the cost of its current oil production and any exploration and development activities undertaken by the Company and could result in loss or liability to the Company in the event that any such operations are subsequently deemed inadequate for purposes of any such law or regulation.


NOTE 16 - 2002 ADJUSTED INFORMATION

   The financial statements as of and for the year ended December 31, 2002 were adjusted for an error in the calculation of allowance for doubtful accounts in the amount of $273,554. As a result net income, retained earnings and current assets have been reduced by that amount.



                                                                           F17







				   DATASCENSION, INC.
				CONSOLIDATED BALANCE SHEET
			AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003



                          ASSETS

                                                              9/30/04     12/31/03
   CURRENT ASSETS:
Cash                                                          $134,301    $122,891
Accounts receivable                                          1,286,471   1,087,694
Inventory                                                      226,051     227,997
Accrued income                                                  11,200      11,200
Prepaid expenses                                               237,176     194,623
Note receivable, related party                                       -       1,250
Current portion of notes receivable                            341,054     451,054
							     ----------  ---------
   TOTAL CURRENT ASSETS                                     $2,236,253  $2,096,709

Property and Equipment, net of accumulated
   depreciation                                              1,769,148   3,374,421

   OTHER ASSETS:
Notes receivable, net of current portion                     1,120,729       5,800
Patent rights acquired, net of amortization                    561,262     561,262
Long-term investment                                             8,000       8,000
Website assets, net of amortization                             29,590      29,340
Customer lists, net of amortization                             43,611      43,611
Patterns/designs, net of amortization                           44,583      44,583
Packaging design/artwork, net of amortization                   86,512      86,512
Deposits                                                        28,400      51,892
Goodwill                                                     1,692,782   1,692,782
Trademarks                                                       8,000       8,000
Licensing fees                                                  50,000      50,000
							     ----------  ---------
   TOTAL OTHER ASSETS                                        3,673,469   2,581,782

TOTAL ASSETS                                                $7,678,870  $8,052,912
							     =========  ==========


                                                               9/30/04     12/31/03
   CURRENT LIABILITIES:
Accounts payable                                              $219,931    $278,022
Accrued expenses                                               231,000     182,377
Line of credit                                                 372,778     449,650
Accrued contingent liabilities                                 125,000     338,461
Notes payable, related party                                   116,774     328,540
Current portion of long-term notes payable                      72,488     102,033
							     ---------   ---------
   TOTAL CURRENT LIABILITIES                                $1,137,971  $1,679,083

  LONG-TERM DEBT
Long-term notes payable, net of current portion                201,534      16,565
							     ---------   ---------
  TOTAL LONG-TERM DEBT                                         201,534      16,565

  TOTAL LIABILITIES                                          1,339,505   1,695,648
							     ---------   ---------

   STOCKHOLDERS' EQUITY:
  Common stock:
Common stock, $0.001 par value, 200,000,000
shares authorized; 159,447,902 shares issued,
158,489,569 outstanding at September 30, 2004                  159,450     150,554
  Additional paid-in capital-common stock                   10,963,470  10,802,058
   Preferred stock Series B:
Preferred stock, $0.001 par value, 10,000,000
shares authorized; 505,900 Series B shares
issued and outstanding at September 30, 2004                       506         509
  Additional paid-in capital-preferred Series B                481,994     507,992
  Noncontrolling interest in subsidiary of Nutek Oil, Inc.           0     311,137
  Subscriptions receivable                                   (153,750)   (153,750)
  Treasury stock, at cost; 958,333 at September 30, 2004     (134,388)   (134,388)
  Accumulated deficit                                      (4,977,917) (5,126,848)
							     ---------   ---------
TOTAL STOCKHOLDERS' EQUITY                                   6,339,365   6,357,264
							     ---------   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $7,678,870  $8,052,912
							     =========  ==========




				DATASCENSION INC.
			CONSOLIDATED STATEMENT OF OPERATIONS
		FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003



                                      FOR THE        FOR THE       FOR THE         FOR THE
                                  3 MONTHS ENDED 3 MONTHS ENDED 9 MONTHS ENDED 9 MONTHS ENDED
                                      9/30/04        9/30/03        9/30/04        9/30/03

REVENUE                             $   2,101,033    $1,712,748   $ 6,380,487   $ 5,213,830

COST OF GOODS SOLD                      1,663,996       992,334     5,091,217     2,877,824
					---------     ---------	    ---------     ---------
GROSS PROFIT                              437,037       720,414     1,289,271     2,336,006

EXPENSES:
Selling, general and administrative   $   371,393   $   627,912 $   1,014,082   $ 1,827,849
Depreciation                               85,646        64,554       256,133       193,274
					---------     ---------	    ---------     ---------
TOTAL EXPENSES                            457,039       692,466     1,270,215     2,021,123

OPERATING INCOME                         (20,002)        27,948        19,056       314,883

OTHER INCOME (EXPENSE):
Interest income                                61           450           466         1,633
Forgiveness of debt                        54,039      (39,381)        54,039            93
Other income                                3,250           671         5,435             -
Interest expense                         (20,697)      (23,289)      (68,765)      (60,558)
Other income                                    -       153,487         2,699       159,487
Minority interest, Nutek Oil, Inc.              -         2,784             -         2,233
					---------     ---------	    ---------     ---------
TOTAL OTHER INCOME                         36,653        94,722       (6,126)       102,888

NET ORDINARY INCOME                    $   16,651   $   122,670    $   12,930   $   417,771

BASIC WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING          159,447,902    95,656,175   155,100,664    92,369,448

DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING          159,447,902   148,106,975   155,100,664   144,820,248

BASIC NET INCOME PER SHARE                  $0.00         $0.00         $0.00         $0.00

DILUTED NET INCOME PER SHARE                $0.00         $0.00         $0.00         $0.00





		      DATASCENSION INC.
	     CONSOLIDATED STATEMENT OF CASH FLOWS
	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003





                                                   9 MONTHS ENDED  9 MONTHS ENDED
					                 9/30/04      9/30/03
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $12,930      $417,771
Adjustments to reconcile net income to net
cash provided by operating activities:
    Issued for services                                   44,000             -
Depreciation and amortization                            256,132       193,274
Increase in non-controlling interest in subsidiary             -       (2,234)
Decrease in accounts receivable                        (212,093)       223,691
Increase in inventory                                      1,946       (5,739)
Increase in line of credit fees                                -         (475)
Increase in prepaid expenses                            (46,326)     (141,210)
Increase in deposits                                      23,492     (243,750)
Decrease in accounts payable                            (49,595)     (504,489)
Decrease in accrued expenses                              60,629       130,793
							---------   ----------
NET CASH USED BY OPERATING ACTIVITIES                    $91,115       $67,632

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments received on notes receivable                    167,294       235,309
Purchase of property and equipment                      (12,897)      (78,280)
Purchase of intangible assets                                  -      (23,898)
							---------   ----------
NET CASH USED BY INVESTING ACTIVITIES                    154,397       133,131

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in notes payable                               (341,121)     (169,368)
Cash in distributed subsidiary                            10,661        16,098
Issuance of common stock                                 100,306        17,654
Proceeds from line of credit                              (3,948)          975
							---------   ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES               (234,102)     (134,641)
							---------   ----------

NET INCREASE IN CASH                                      11,410        66,122
							---------   ----------
BALANCE, BEGINNING                                       122,891        44,371

BALANCE, ENDING                                         $134,301      $110,493
							=========   ==========

INTEREST PAID                                            $68,765       $36,211
TAXES PAID                                               $     -       $     -





              DATASCENSION, INC. (FORMERLY KNOWN AS NUTEK, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

Datascension, Inc. (formerly known as Nutek, Inc.) was incorporated in August 1991 under the laws of the State of Nevada as Nutek, Inc. (the "Company") and is engaged in multiple industries.

SRC International, Inc. was incorporated on June 20, 1997 in Illinois. SRC International, Inc. manufactures "Super Glide," a rail covering made of extremely durable, super-slick space age polymer, designed to reduce friction between the rails and hangers in the dry cleaning and garment industries.

Century Innovations, Inc. is a Nevada corporation formed by Datascension, Inc. (formerly known as Nutek, Inc.). The company produces clocks and markets and sells the patented product TekPlateTM.

Kristi & Co., a Nevada corporation, was incorporated on September 13, 1999. The company purchased clothing designs and design groups on January 6, 2000.

Datascension International, Inc. and related assets were purchased on September 27, 2001 for $2,200,000 using company shares at fair market value. Datascension International, Inc. is a premier data solutions company representing a unique expertise in the collecting, storage, processing, and interpretation of data. During 2002, Datascension International, Inc. expanded operations into Costa Rica purchasing Sin Fronteras, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING
The Company's policy is to prepare the financial statements on the accrual basis of accounting. The fiscal year end is December 31.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

INVESTMENTS AND MARKETABLE SECURITIES
The Company has adopted FASB No. 115. Equity securities are classified as available for sale and reported at fair value.

Investments are recorded at the lower of cost or market. Any reductions in market value below cost are shown as unrealized losses in the consolidated statement of operations.

              DATASCENSION, INC. (FORMERLY KNOWN AS NUTEK, INC.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONSOLIDATION POLICY
The accompanying consolidated financial statements include the accounts of Datascension, Inc. (formerly known as Nutek, Inc.) and its different business segments: SRC International, Inc., Century Innovations, Inc., Kristi & Co., and Datascension International, Inc. All significant inter-company balances and transactions have been eliminated.

INVENTORY VALUATION
Inventories are stated at the lower of cost or market, cost being determined on the first in, first out (FIFO) basis.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

COMPREHENSIVE INCOME
Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), requires that total comprehensive income be reported in the financial statements. The Company does not have any items considered to be other comprehensive income for the three months ended September 30, 2004.

FIXED ASSETS
Fixed assets are stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized at that time.

Depreciation is computed primarily on the straight-line method for financial statement purposes over the following estimated useful lives:

            Computer equipment      5 years
            Factory equipment       7 years
            Furniture and fixtures  7 years
            Office equipment        5 years
            Equipment and machinery 20 years
            Molds and tooling       20 years

All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

              DATASCENSION, INC. (FORMERLY KNOWN AS NUTEK, INC.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION
Revenues are considered earned when sales of goods are shipped and contracts are complete.

INTANGIBLE ASSETS
The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and other indefinite lived intangible assets are no longer amortized, but reviewed annually, or sooner if deemed necessary, for impairment. Under guidance from SFAS No. 142, management has determined that as the major intangible asset, the value of the electric light switch, purchased late in 1999, has not significantly decreased and there has been no reduction in the usefulness of the asset as of September 30, 2004.

The following intangible assets have also been assessed under guidance from SFAS No. 142, and concluded that they have not significantly decreased and there has been no reduction in the usefulness of the assets as of September 30, 2004: clothing patterns and designs, artwork, customer lists, packaging designs, patents, and trademarks.

NET INCOME PER SHARE
Basic net income per share is computed using the weighted average number of shares of common stock outstanding for the period end. The net income (loss) for the period end is divided by the weighted average number of shares outstanding for that period to arrive at net income per share.

Diluted net income per share reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

COMPENSATED ABSENCES
The Company has made no accrual for vacation or sick pay because the Company does not provide for these benefits.

ADVERTISING
Advertising costs are expensed when incurred. Advertising for the three months ended September 30, 2004 amounted to $2,006.

RESEARCH AND DEVELOPMENT
The Company expenses its research and development in the periods incurred.

              DATASCENSION, INC. (FORMERLY KNOWN AS NUTEK, INC.)

NOTE 3 - PROPERTY AND EQUIPMENT

      Property and equipment are made up of the following as of September 30, 2004:

            Factory equipment           $     1,381
            Equipment and machinery         502,168
            Molds and tooling               758,065
            Office equipment              1,264,047
            Trade show booths                 6,150
            Leasehold improvements           14,159
            Accumulated depreciation       (776,822)
					-----------
                                        $ 1,769,146

NOTE 4 - STOCKHOLDERS' EQUITY

During the three months ended September 30, 2004, the Company issued 1,745,833 shares of common stock for services valued at $25,083.

The Company issued 225,000 shares of common stock related to a prior sale during the first quarter that was not issued due to an administrative error.

The Company issued 3,950,000 shares of common stock related to the prior conversion of preferred stock that was not issued due to an administrative error.

NOTE 5 - LONG-TERM NOTE PAYABLE

The Company has entered into agreements for long-term notes payable. Long-term notes payable consists of the following at September 30, 2004:

Note payable to a vendor, no specific repayments terms
and no stated interest rate.  Secured by assets.   		$        40,000

Note payable to a vendor, no specific repayments terms
and no stated interest rate.                           			 59,244

Note payable to a vendor, monthly payments of $348
inclusive of 7% annual interest through September 2006,
secured by equipment.                              			  9,777

Note payable to a vendor, monthly payments of $169
inclusive of 23.99% annual interest through March 2006,
secured by equipment.                               			  3,467

Note payable to a vendor, monthly payments
of $7,375 inclusive of 10.83% annual interest through
December 2006, secured by equipment.             			146,534

Note payable to a vendor, monthly payments of $906,
inclusive of 12% annual interest through February 2006.
Secured by equipment.                                   		 15,000
								      ----------
                                                      			274,022
Less current portion                                  			(72,488)
								      ----------
                                               			$       201,534





Principal maturities are as follows:

      Twelve months ended September 30,
                        2005     $  136,260
                        2006         92,871
                        2007         65,530
				 -----------
                                 $  294,661

NOTE 6 - INCOME TAXES

Deferred income taxes result from timing differences in the recognition of expense for tax and financial statement purposes. Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes", (SFAS 109) requires deferred tax liabilities or assets at the end of each period to be determined using the tax rate expected to be in effect when taxes are actually paid or recovered. The sources of those timing differences and the current tax effect of each were as follows:
                                               3 MONTHS
                                                  ENDED
                                             SEPTEMBER 30, 2004
            Depreciation and amortization       $    7,768
            Net operating loss carryforward          6,365
            Valuation allowance                    (14,133)
						-----------
                                                $       -

The components of the net deferred tax asset at September 30, 2004 under SFAS 109 are as follows:

            Depreciation and amortization        $  1,000,531
            Net operating loss carryforward        (1,288,138)
            Valuation allowance                       287,607
						 ------------
                                                 $         -


Reconciliations between the actual tax expense and the amount computed by applying the U.S. Federal Income Tax rate to income before taxes are as follows:

                                              3 MONTHS           PERCENT OF
                                                ENDED              PRETAX
                                           SEPTEMBER 30, 2004      INCOME
            Expected                       $     14,133             34%
            Valuation allowance                 (14,133)           (34%)
            Actual expense                  $       -                0%




NOTE 7 - LINE OF CREDIT

The Company has a line of credit agreement with a financial institution which provides maximum borrowing of $375,000. Interest on outstanding balances accrues at 7% and is payable monthly. The line has no specific expiration date and is secured through personal guarantees from Murray Conradie and Scott Kincer, the CEO and COO of the Company, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company holds a note payable to a shareholder, in the amount of $49,500, inclusive of accrued interest. This agreement has no specific repayment terms, and 3% interest annually through June 2005. This loan is unsecured.

The Company has an outstanding note payable to Murray Conradie, the Company's CEO, in the amount of $30,728. This payable accrues interest at 1% monthly due on the first day of each month.

The Company has an outstanding note payable to Scott Kincer, the Company's COO, in the amount of $21,418. This payable accrues interest at 1% monthly due on the first day of each month.

The Company has an outstanding note payable to Jason Griffith, the Company's CFO, in the amount of $13,178. This payable accrues interest at 1% monthly due on the first day of each month.

The Company has an outstanding receivable from a shareholder, in the amount of $341,053. This receivable has no stated interest rate due in full on or before April 30, 2005.



              DATASCENSION, INC. (FORMERLY KNOWN AS NUTEK, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - CONTINGENCIES AND COMMITMENTS

LEASES
The Company is committed under several non-cancelable lease agreements for office space with various termination dates through 2011.

At September 30, 2004, aggregate future minimum payments under these leases, are as follows:

                  Twelve months ended September 30,
            2005                             $  152,141
            2006                                133,259
            2007                                105,773
            2008                                105,773
            2009                                   -
            Thereafter                             -
					     -----------
            Total minimum lease payments     $  496,946


NOTE 10 - WARRANTS AND OPTIONS

The Company does not currently have any stock options issued. The Company has adopted FASB No. 123 and will account for stock issued for services and stock options under the fair value method.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICER

Article XI of the Articles of Incorporation for DSEN do contain provisions for indemnification of the officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

      Consistent with the overall scope of Section 78.751 of the Nevada Revised Statutes, Article VI of DSEN's Bylaws, state in general, that any director or officer of DSEN who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by DSEN from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in DSEN's best interest,
(ii) in all other cases, that his conduct was not opposed to the best interests of DSEN, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to DSEN or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to DSEN. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by DSEN only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

      The Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by officers and directors in connection with a covered legal action shall be paid by DSEN at reasonable intervals in advance of the final disposition of such action, upon receipt by DSEN of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by DSEN if it is ultimately determined that he is not entitled to be indemnified.

      The Board of Directors of DSEN may also authorize DSEN to indemnify employees or agents of DSEN, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of DSEN. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

      The Bylaws also provide that DSEN has the power and authority to purchase and maintain insurance or other arrangements on behalf of any director, officer, employee, or agent of DSEN or any affiliate of DSEN on similar terms as those described in Section 78.752 of the Nevada Revised Statutes. DSEN's Articles of Incorporation relieve its directors from liability for monetary damages to the full extent permitted by Nevada law. Sections 78.751 and
78.752 of the General Corporation Law of the State of Nevada authorize a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

Commission Policy

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling DSEN. DSEN has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses related to the securities being registered shall be paid by the Registrant.


SEC Registration Fee                $494.13
Printing and Engraving Expenses  $ 5,000.00
Legal Fees and Expenses          $20,000.00
Accounting Fees and Expenses     $15,000.00
Transfer Agent Fees              $ 5,000.00
Blue Sky Fees                    $ 1,000.00
Miscellaneous                    $ 5,000.00
			        -----------
Total                            $51,494.13

RECENT SALES OF UNREGISTERED SECURITIES

DSEN made the following sales of stock without registration using the exceptions available under the Securities Act of 1933, as amended, including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933, as follows:

During the fiscal year ended December 31, 2002, DSEN issued securities using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933 as follows:

(1) 13,517,240 pre split shares of common stock were issued to the shareholders of Sin Fronteras, Inc for the purchase of Sin Fronteras, Inc. These shares were valued at a fair market value of $0.07 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. Fair market value was determined by the average of the closing bid price of the company's common stock as traded on the OTCBB for the five (5) trading days preceding the acceptance of purchase agreement by seller and the company and rounded to the nearest whole cent. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

 (2) 967,068 pre split shares of restricted common stock were issued to various creditors in satisfaction of amounts owed for services valued at $26,550 or market value of $.027 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(3) 297,915 pre split shares of restricted common stock was issued to the following employees, Kimberly Hunter 175,000 shares and Jason Griffith 122,915 shares in lieu payment of unpaid compensation. The stock was valued at $0.045 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(4) 850,000 pre split shares of restricted common stock were issued to a former employee for the settlement of a lawsuit. These shares were valued at par value ($0.001) and issued using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(5) 1,949,152 pre split shares of restricted common stock were sold to accredited investors as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 for $70,299 at market of $.036 per share. These shares were issued using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

During the fiscal year ended December 31, 2003, DSEN issued securities using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933 as follows:

(1) 1,683,741 pre split shares of restricted common stock were issued to various SRC Bondholders for the settlement of bonds payable valued a $0.09 per share, using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(2) 5,504,729 pre split shares of restricted common stock were issued to various creditors in satisfaction of amounts owed and legal counsel for services valued at $197,560 or $.036 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to
Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(3) 3,638,889 pre split shares of restricted common stock were sold to the several accredited investors as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 for $117,047 valued at $.032 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(4) 50,750,800 pre split shares of common stock were re-issued to Murray Conradie and David Kincer upon conversion of the Series A Preferred Stock back to common stock based on the original conversion ratio, using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. These shares had originally been converted from common stock to Series A Preferred stock on December 27, 2001 at $5.42 per share. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

During the fiscal year beginning January 1, 2004 through today's date, the Company issued securities using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933 as follows:

(1) 500,000 pre split shares of restricted stock were issued to Stock Enterprises for services valued at $25,000 or $.05 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(2) 350,000 pre split shares of common stock were issued to the Law Offices of Michael Morrison and the Law Offices of Neil Beller for legal services valued at $31,500 or $0.09 per share, using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(3) 1,000,000 pre split shares of restricted common stock were issued to a note holder for the settlement of an outstanding note payable valued at $50,000 or $0.05 per share, using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(4) 2,970,833 pre split shares of restricted common stock were sold to the several accredited investors as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 valued at $86,312 or $.03 per share using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction.

(5) On November 17, 2004, DSEN issued an aggregate of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement") to the following: $350,000 Convertible Debenture to Alpha Capital Aktiengesellschaft, $525,000 Convertible Debenture to the Longview Equity Fund LP, $775,000 Convertible Debenture to the Longview Fund LP., and $225,000 Convertible Debenture to the Longview International Equity Fund, LP. In addition, issued common stock purchase warrants to purchase 3,125,000 shares of DSEN common stock to the above note holders, at an exercise price of $.30 per share.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K.

(a)  EXHIBITS.

The following documents are included or incorporated by reference as exhibits to this report:

(2) a) Plan of Acquisition, Reorganization, Arrangement, Liquidation, or Succession.

     2.1  Plan and Articles of Merger, filed 8/23/91(1)
     2.2 Plan of Reorganization and Agreement, dated 9/20/97(1)

(3)  Articles of Incorporation & By-Laws

     3.1 Articles of Incorporation of the Company Filed August 23, 1991(1)
     3.2 Articles of Amendment filed on April 10, 1992(1)
     3.3 Certificate of Amendment of Articles of Incorporation filed on 3/3/95(1)
     3.4 By-Laws of the Company adopted August 24, 1991(1)

(4)  Instruments Defining the Rights of Security Holders

     4.1 Those included in exhibit 3, and sample of Stock Certificate (1)
     4.2 Preferred Stock (1)

5.1*  Opinion re: Legality

(10) Material Contracts

     10.1  Purchase Agreement - Kristi and Co dated 1/6/00 (1)
     10.2  Agreement for Promotion and Revenue Sharing Plan, dated 9/2/99 (1)
     10.3  Purchase Agreement - Elite Fitness, dated 10/4/99 (1)
     10.4  Purchase Agreement - Patent #5833350, dated 9/15/99 (1)
     10.5  Purchase Agreement - Clock Mold, dated 4/30/99 (1)
     10.6  Plan of Purchase and Agreement, dated 11/30/97 (1)
     10.7  Transitional Employer Agreement (1)
     10.8  Lease, dated October 15, 1999 (1)
     10.9  Letter of Intent - Mineral Acres, dated 11/1/99 (1)
     10.10 Compensation Plan (1)
     10.11 Key Employees Incentive Stock Option Plan (1)
     10.12 Purchase Agreement - Kristi & Company (2)
     10.13 Blank
     10.14 Purchase Agreement - Printing Equipment (3)
     10.15 Blank
     10.16 Employment Agreement Murray N. Conradie (4)
     10.17 Employment Agreement Donald L. Hejmanowski (4)
     10.18 Employment Agreement Kristi L. Conradie (4)
     10.19 Purchase Agreement - Datascension Inc. (5)
     10.20 Employment Agreement David Scott Kincer (5)
     10.21 Certificate of Preference Rights.
     10.22 Purchase Agreement - Sin Fronteras Inc
     10.23 Press Release dated May 29, 2002
     10.24 Subscription Agreement for November 17, 2004 Funding (6)
     10.25 Form of Convertible Note - November 17, 2004 Funding (6)
     10.26 Form of Warrant - November 17, 2004 Funding (6)

(23) Consent of Experts and Counsel

     23.1  Consent of Counsel, Owen Naccarato (included in Exhibit 5.1)
     23.2  Consent of Independent Auditor Gary V. Campbell, CPA, Ltd.

(1) Previously filed as an exhibit to the Company's Form 10-SB, filed January 24, 2000.
(2) Previously filed as an exhibit to the Company's Number 1 Amendment to Form 10-SB, filed May 22, 2000.
(3) Previously filed as an exhibit to the company's quarterly report for the period ended March 31, 2003
(4) Previously filed as an exhibit to the company's quarterly report for the period ended June 30, 2003
(5) Previously filed as an exhibit to the company's quarterly report for the period ended September 30, 2003
(6) Previously filed on Form 8-K November 11, 2004, File No. 000-29087

 *   Filed herewith

(b) REPORTS ON FORM 8-K

The Company's report on Form 8-K dated November 23, 2004

Item 7.01. Regulation FD Disclosure

Under Regulation FD Disclosure,  the Company is  filing the  press release from
this  morning  as  an  8-K  announced   today  the  appointment  of  Robert  L.
Sandelman., to the board of Datascension International, Inc.

The Company's report on Form 8-K dated November 23, 2004

Item 1.01. Entry into Material Definitive Agreement. On November 17, 2004, the Registrant received funding from institutional and accredited investors with Gross proceeds of $1,875,000, with net proceeds to the Company of $1,657,500.

The Company's report on Form 8-K dated November 23, 2004

Item 1.01. Entry into Material Definitive Agreement. In accordance with the previous vote by shareholders, the Board of Directors has instituted new employment contracts with the Registrants officers and directors.

The Company's report on Form 8-K dated November 4, 2004

Item 8.01 Other Events. On November 4, 2004, Datascension Inc. announced its board of directors has authorized a reverse split of the company's common stock at a ratio of one-for- ten.

The Company's report on Form 8-K dated October 22, 2004

Item 8.01 Other Events. On October 22, 2004, Datascension, Inc., a Nevada corporation (the "Company"), issued a press release announcing that the Company was considering a spin-off and registration statement of its wholly-owned subsidiary, Datascension International Inc., with operations in California, Costa Rica and the Dominican Republic.

The Company's report on Form 8-K dated June 21, 2004

Item 4.  Changes in Registrant's Certifying  Accountant.  The   Registrant  has
appointed  Larry  O'Donnell,  CPA,  P.C.,  as   the  Registrant's   independent
accountants  for  the year ending December 31, 2004.

The Company's report on Form 8-K dated March 24, 2004

Item 5. Other Events. On March 24, 2004, the Company received confirmation from the NASD that the "V" would be removed from the Registrant's stock symbol, effective March 25, 2004. All trades conducted while the "V" was present, that is "trading as when issued", will be expected to clear and settle by March 30, 2004. The Company's stock symbol will be DTSN and will be changed back to T+3 status effective March 25, 2004.

The Company's report on Form 8-K dated February 19, 2004

On February 19, 2004, Registrant filed a Current Report on Form 8-K, relating to a press release issued by the Registrant's subsidiary, Datascension International, announcing the receipt of a contract from Sandelman & Associates for $3.5 million.

The Company's report on Form 8-K dated January 26, 2004

On January 26, 2004, Registrant filed a Current Report on Form 8-K relating to the press release issued announcing the corporation name change from Nutek Inc. to Datascension Inc. and require a mandatory share exchange. The Amended Bylaws of the Corporation additionally require all shares include the name of the beneficial owner of the shares.

The Company's report on Form 8-K dated December 24, 2003

On December 24, 2003, Registrant filed a Current Report on Form 8-K, relating to the December 8th, 2003 press release announcing the Company would be distributing its ownership interest in Nutek Oil, Inc. to shareholders. Nutek Oil Inc. is a majority owned subsidiary which is traded under the stock symbol NUTO. The dividend will take the form of a dividend certificate representing restricted common stock, which will be distributed to the Company's beneficial stockholders of record as of the record date, which is January 8, 2004. The stock dividend will be distributed to owners of the Company's common stock as of the record date in a ratio of one share of dividend stock in the subsidiary to be spun off, for every 500 shares of common stock owned in Nutek Inc.

The Company's report on Form 8-K dated October 31, 2003

On October 31, 2003, Registrant filed a Current Report on Form 8-K, updating shareholders on the lawsuit against the securities firms. The plaintiffs filed an amended complaint alleging securities fraud; common law fraud; conversion; negligence; breach of contract; breach of covenant of good
faith   and   fair   dealing;   negligence   based  on  knowledge  of  specific
problems in the securities industry; bad faith conduct; deceptive trade practice; racketeering; interference with contracts; interference with prospective economic advantages; conversion; conspiracy; declaratory relief and injunctive relief. The amended complaint also added (a) fifteen (15) additional plaintiffs, bringing the total number of plaintiffs to twenty-five (25), and
(b) thirty (30) additional defendants, including twenty two (22) named individuals from the securities industry.

The Company's report on Form 8-K dated October 29, 2003

On October 29, 2003, Registrant filed a Current Report on Form 8-K, relating to the decision by the Board of Directors to extend the record date of the dividend of its subsidiary. The new record date will be Friday, November 7, 2003. The reason for the extension was to allow for time to fully explain and provide the NASD, transfer agent, and shareholders information related to the dividend.

The Company's report on Form 8-K dated October 20, 2003

On October 20, 2003, Registrant filed a Current Report on Form 8-K, related to the announcement of the placement of the patented TekPlate product and various related licenses, marketing agreements, etc., into a subsidiary corporation that will be spun off from the parent Nutek as a wholly owned subsidiary and has declared a stock dividend in that company. The dividend will take the form of a dividend certificate representing common stock, which will be distributed to the Company's beneficial stockholders of record as of the record date. The stock dividend will be distributed to owners of the Company's common stock as of the record date in a ratio of one share of dividend stock in the subsidiary to be spun off, for every 300 shares of common stock owned in Nutek Inc.

The Company's report on Form 8-K dated March 26, 2003

On March 26, 2003, Registrant filed a Current Report on Form 8-K, relating to the Company, along with a number of individual shareholders, filing a federal lawsuit on March 21, 2003 in the United States District Court, District of Nevada, against Ameritrade Holding Corp., E*Trade Group Inc., Fidelity Brokerage Services LLC, Maxim Group LLC and Charles Schwab & Company Inc., for securities fraud, breach of contract, and negligence, among other claims. The plaintiff group is also demanding declaratory and injunctive relief, including asking for general, special and punitive financial damages; and that the matter be taken up for jury trial in the jurisdiction of the United States District Court's Nevada District.

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

   (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

   iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, NV, 89120.

Datascension Inc.

/s/ Murray N. Conradie
______________________
Murray N. Conradie, President and Chairman of the Board

Date: January 5, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Datascension Inc.

/s/  Jason F. Griffith, CPA
_______________________
Jason F. Griffith, CPA, Secretary


Date:  January 5, 2005